Exhibit 10.8

HALL-HOUSTON EXPLORATION II, L.P.

Amended and Restated

Agreement of Limited Partnership

Dated as of April 21, 2006

THE LIMITED PARTNERSHIP INTERESTS OF HALL-HOUSTON EXPLORATION II, L.P. HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE SECURITIES LAWS OF ANY STATE OR ANY OTHER SECURITIES LAWS IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH LIMITED PARTNERSHIP INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE STATE SECURITIES LAWS, AND ANY OTHER APPLICABLE SECURITIES LAWS; AND (II) THE TERMS AND CONDITIONS OF THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP, AS AMENDED FROM TIME TO TIME. THEREFORE, PURCHASERS OF SUCH LIMITED PARTNERSHIP INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

TABLE OF CONTENTS
Page

ARTICLE I
DEFINITIONS AND CONSTRUCTION
1.1	DEFINITIONS; GLOSSARY OF TERMS	1
1.2	CONSTRUCTION	1

ARTICLE II
GENERAL PROVISIONS
2.1	CONTINUATION	2
2.2	NAME	2
2.3	ORGANIZATIONAL CERTIFICATES AND OTHER FILINGS	2
2.4	PURPOSE; SIZE LIMITATION	2
2.5	PRINCIPAL OFFICE	2
2.6	REGISTERED OFFICE AND REGISTERED AGENT	3
2.7	TERM	3
2.8	ADMISSION	3
2.9	CO-INVESTMENTS	3

ARTICLE III
COMMITMENTS; CAPITAL CONTRIBUTIONS
3.1	COMMITMENTS	4
3.2	CAPITAL CONTRIBUTIONS	4
3.3	SUBSEQUENT CLOSINGS	6
3.4	DEFAULTING LIMITED PARTNER	7

ARTICLE IV
CAPITAL ACCOUNTS; ALLOCATIONS; DISTRIBUTIONS; RETURN OF DISTRIBUTIONS

4.1	CAPITAL ACCOUNTS	10
4.2	ALLOCATIONS FOR ACCOUNTING PURPOSES	11
4.3	ALLOCATION FOR INCOME TAX PURPOSES	14
4.4	DISTRIBUTIONS -- GENERAL PRINCIPLES	16
4.5	AMOUNTS AND PRIORITY OF DISTRIBUTIONS	17
4.6	TAX DISTRIBUTIONS	18

ARTICLE V
MANAGEMENT OF THE PARTNERSHIP
5.1	GENERAL PARTNER	18
5.2	LIMITED PARTNERS	21
5.3	ADVISORY COMMITTEE; RESOLUTION OF CONFLICTS OF INTEREST	21
5.4	TRANSACTIONS WITH AFFILIATES	22
5.5	OUTSIDE ACTIVITIES	23

ARTICLE VI
EXPENSES; INSURANCE
6.1	GP EXPENSES	23
6.2	PARTNERSHIP EXPENSES AND ORGANIZATIONAL EXPENSES	23
6.3	INSURANCE COVERAGE	25

Hall-Houston Exploration II, L.P.
Amended and Restated Agreement of Limited Partnership

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ARTICLE VII
BOOKS AND RECORDS; REPORTS AND OTHER FINANCIAL, LEGAL AND TAX MATTERS
7.1	BOOKS AND RECORDS	25
7.2	FINANCIAL REPORTS AND TAX INFORMATION	25
7.3	PARTNER MEETINGS; VOTING AND CONSENT	26
7.4	FISCAL YEAR	26
7.5	TAX ELECTIONS	27

ARTICLE VIII
TRANSFERS AND WITHDRAWALS
8.1	TRANSFERS BY THE GENERAL PARTNER	27
8.2	TRANSFERS BY THE LIMITED PARTNERS	28
8.3	WITHDRAWALS GENERALLY	29
8.4	REMOVAL OF THE GENERAL PARTNER	29

ARTICLE IX
DISSOLUTION, WINDING UP AND TERMINATION OF THE PARTNERSHIP
9.1	DISSOLUTION	30
9.2	WINDING UP	31
9.3	FINAL DISTRIBUTION	31
9.4	TERMINATION OF THE PARTNERSHIP	31

ARTICLE X
EXCULPATION AND INDEMNIFICATION
10.1	EXCULPATION	32
10.2	INDEMNIFICATION	32

ARTICLE XI
MISCELLANEOUS
11.1	AMENDMENTS	34
11.2	ENTIRE AGREEMENT	35
11.3	SEVERABILITY	35
11.4	NOTICES	35
11.5	GOVERNING LAW	36
11.6	JURISDICTION; VENUE	36
11.7	SUCCESSORS AND ASSIGNS	36
11.8	COUNTERPARTS	36
11.9	INTERPRETATION	36
11.10	HEADINGS	36
11.11	CONFIDENTIALITY	37
11.12	EMPLOYEES	37
11.13	LEGAL COUNSEL	37

Hall-Houston Exploration II, L.P.
Amended and Restated Agreement of Limited Partnership

-ii-

Schedules:

Schedule A - Partners and Commitments

Exhibits:

Exhibit A - Defined Terms

Hall-Houston Exploration II, L.P.
Amended and Restated Agreement of Limited Partnership

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GLOSSARY OF DEFINED TERMS

The location of the definition of each capitalized term used in this agreement is set forth in this Glossary of Defined Terms if it is not defined in Exhibit A hereto.

Additional Amount	3.3(b)(i)
Advisory Committee	5.3(a)
Advisory Committee Member	5.3(a)
Agreement	Recitals
Assumed Tax Liability	4.6
Certificate	Recitals
Combined Interest	8.4(b)
Defaulting Limited Partner	3.4(a)
Distributable Cash	4.5
Effective Date	2.7
Event of Dissolution	9.1
Final Closing Date	3.3(a)
Final Distribution	9.3
Fiscal Year	7.5
GP Expenses	6.1
Indemnified Party	10.1(a)
Legal Counsel	11.13
Original Agreement	Recitals
Partnership	Recitals
Partnership Expenses	6.2(a)
Prior Funding Amounts	3.3(b)(ii)
Purchase Price	3.4(d)(i)
Subsequent Closing	3.3(a)
Tax Distribution Date	4.6
Tax Payments	4.4(d)(i)

Hall-Houston Exploration II, L.P.
Amended and Restated Agreement of Limited Partnership

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AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

HALL-HOUSTON EXPLORATION II, L.P.

This AMENDED AND RESTATED AGREEMENT of LIMITED PARTNERSHIP (including the Exhibits and Schedules hereto and as further amended or restated from time to time, this “Agreement”) of Hall-Houston Exploration II, L.P., a Delaware limited partnership (the “Partnership”), is entered into as of the Effective Date by and among HHEP GP II, L.P., a Delaware limited partnership, as the General Partner, and the Limited Partners.

WHEREAS, the Partnership was formed pursuant to (a) a Certificate of Limited Partnership, dated February 16, 2006, which was executed by the General Partner and filed for recordation in the office of the Secretary of State of the State of Delaware on February 16, 2006 (the “Certificate”) and (b) an Agreement of Limited Partnership dated as of February 16, 2006 (the “Original Agreement”) between the General Partner and Gary L. Hall (the “Initial Limited Partner”); and

WHEREAS, the parties hereto desire to enter into this Agreement to reflect the admission of the Persons, other than the General Partner and the Initial Limited Partner (who were each previously admitted to the Partnership), as Limited Partners in the Partnership and to amend and restate the Initial Agreement in its entirety as follows:

ARTICLE I
Definitions and Construction

1.1 Definitions; Glossary of Terms. Capitalized terms used in this Agreement (including the Exhibits and Schedules hereto) but not defined in the body hereof shall have the meanings assigned to them in Exhibit A. The Glossary of Defined Terms, which follows the Table of Contents, sets forth the location in this Agreement of the definition of each capitalized term used herein that is not defined in Exhibit A.

1.2 Construction. Unless the context requires otherwise: (a) references to Articles and Sections refer to Articles and Sections of this Agreement; (b) references to Exhibits and Schedules are to the Exhibits and Schedules attached to this Agreement, each of which is made a part hereof for all purposes; (c) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; and (d) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles, applied on a consistent basis.

Hall-Houston Exploration II, L.P.
Amended and Restated Agreement of Limited Partnership

ARTICLE II
General Provisions

2.1 Continuation. The Partnership was formed by the filing of the Certificate and the Partnership is hereby continued as a limited partnership pursuant to the Act.

2.2 Name. The name of the Partnership shall be “Hall-Houston Exploration II, L.P.” The General Partner is authorized to make any variations in the Partnership’s name that the General Partner may deem necessary or advisable; provided that (a) such name shall contain the words “Limited Partnership” or the letters “LP” or the equivalent translation thereof and any other designation required by applicable law and (b) the General Partner shall promptly give notice of any such variation to the Limited Partners.

2.3 Organizational Certificates and Other Filings. If requested by the General Partner, the Limited Partners shall promptly execute all certificates and other documents consistent with the terms of this Agreement necessary for the General Partner to accomplish (a) all filing, recording, publishing and other acts as may be appropriate to comply with all requirements for (i) the formation and operation of a limited partnership under the laws of the State of Delaware or (ii) the operation of the Partnership as an entity in which the Limited Partners have limited liability in all jurisdictions where the Partnership proposes to operate and (b) all other filings required to be made by the Partnership.

2.4 Purpose; Size Limitation.

(a) Purpose. The purposes of the Partnership are to (i) acquire, own, develop, operate, maintain, renew, explore and equip Oil and Gas Interests in the Onshore U.S. Gulf Coast and Offshore U.S. Gulf of Mexico areas, (ii) produce, collect, store, treat, deliver, market, sell or otherwise dispose of production from such Oil and Gas Interests, (iii) farm-out, sell, abandon and otherwise dispose of any such Oil and Gas Interests and other Partnership assets, (iv) acquire, own, license, develop and dispose of geological and geophysical data related to such Oil and Gas Interests and (v) otherwise engage in any other business or activity that now or hereafter may be necessary, incidental, proper, advisable or convenient to accomplish the foregoing purposes (including obtaining financing therefor as contemplated by this Agreement) and that is not forbidden by the laws of the jurisdictions in which the Partnership engages in such businesses.

(b) Size Limitation. Notwithstanding anything to the contrary in this Agreement, the Partnership shall not accept Commitments, pursuant to the Subscription Agreements or otherwise, in excess of $150,000,000 in the aggregate, excluding the Commitment of the General Partner.

Hall-Houston Exploration II, L.P.
Amended and Restated Agreement of Limited Partnership

2.5 Principal Office. The Partnership shall maintain its principal office at, and its affairs shall be conducted from 4605 Post Oak Place, Suite 100, Houston, Texas 77027, or such place or places within the United States as the General Partner may decide.

2.6 Registered Office and Registered Agent. The address of the Partnership’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name and address of the Partnership’s registered agent for service of process in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. Such registered office and registered agent may be changed by the General Partner.

2.7 Term. Unless earlier dissolved and terminated pursuant to Article IX or otherwise, the Partnership shall continue in business from the date that this Agreement is executed by the General Partner (the “Effective Date”) through the close of business on the 10th anniversary of the Effective Date; provided, the General Partner may extend the term of the Partnership beyond the 10th anniversary of the Effective Date for an additional five-year period and, with the approval of a Majority in Interest of the Limited Partners (which will not be unreasonably withheld), for successive five-year periods and, in each case, shall give notice of any such extension to the Limited Partners.

2.8 Admission. The General Partner and the Initial Limited Partner have been previously admitted as Partners in the Partnership. As of the Effective Date, each of the Persons listed on Schedule A under the heading “Limited Partners” is hereby admitted as a Limited Partner.

2.9 Co-Investments.  Subject to strategic reasons for involving other investment partners, fiduciary duties of the General Partner to the Partnership and other reasonable considerations such as legal and administrative matters, the General Partner may, in its sole discretion, allow one or more Limited Partners to invest, on a Pro Rata Basis (or such other basis as is agreed to by the General Partner and each of the Limited Partners that elect to participate in such investment), in any Co-Investment Opportunity. The General Partner may condition any Limited Partner’s participation in any Co-Investment Opportunity on that Limited Partner bearing its pro rata share of out-of-pocket expenses incurred by the General Partner or the Partnership in analyzing, negotiating, documenting, administering and otherwise pursuing such Co-Investment Opportunity. The General Partner may require each Limited Partner desiring to participate in a Co-Investment Opportunity to become a limited partner in a special purpose limited partnership or other pooled investment vehicle formed to make such co-investment.

Hall-Houston Exploration II, L.P.
Amended and Restated Agreement of Limited Partnership

The General Partner or an affiliate thereof may serve as the general partner of any such specially formed partnership. The limited partners shall reimburse the general partner of any such special purpose limited partnership for all out-of-pocket expenses incurred in such capacity. In addition, the General Partner may in its sole discretion give certain Persons, including one or more of the Limited Partners, an opportunity to co-invest directly in a particular Co-Investment Opportunity alongside the Partnership and not through any co-investment vehicle. The General Partner shall adopt such procedures as it deems reasonable to administer the foregoing co-investment provisions, including provisions relating to notice, accredited investor eligibility and other suitability representations, election response times, funding mechanics and default provisions; provided, however, that any agreement among the General Partner, the Partnership and any Limited Partners with respect to any Co-Investment Opportunity shall be on terms that are no less favorable to the Partnership than those available from unaffiliated parties in arm’s length transactions. No investment by any Partner in any Co-Investment Opportunity shall reduce such Partner’s Commitment.

ARTICLE III
Commitments; Capital Contributions

3.1 Commitments.

(a) Commitments. Pursuant to separate Subscription Agreements between the Partnership and each Limited Partner, each Limited Partner has made the Commitment set forth opposite such Partner’s name on Schedule A hereto. The General Partner’s Commitment shall equal .01% of the Commitments of all of the Partners, and the General Partner shall increase its Commitment at each Subsequent Closing so that its Commitment represents .01% of all Commitments.

(b) Early Termination of Commitments.

(i) The Management Principal shall be actively involved in consulting with and advising the General Partner with respect to the business of the Partnership at all times. If at any time the requirement provided in the preceding sentence is not complied with or at any time any Person (other than Persons who directly or indirectly own economic interests of the General Partner as of the Effective Date or who are Affiliates of the GP Company or the Management Principal) acquires more than 50% of the economic interests of the General Partner or the GP Company (directly or indirectly), a Required Interest of Limited Partners may, by written consent delivered to the General Partner within 60 days after such non-compliance becomes known to the Limited Partners, elect to terminate the Commitment Period.

(ii) Notwithstanding anything in this Agreement to the contrary, the General Partner may, by written notice delivered to the Limited Partners, terminate the Commitment Period at any time in its sole discretion.

Hall-Houston Exploration II, L.P.
Amended and Restated Agreement of Limited Partnership

(iii) Following the receipt of any consent or notice pursuant to this Section 3.1(b) by the General Partner or the Limited Partners, as applicable, the Partnership shall cease making any investments except for (i) Portfolio Investments that are pending at the time and (ii) Follow-On Investments. Nothing in this Section 3.1(b) shall be construed to restrict the Partnership from incurring any additional costs or expenses following the early termination of the Commitment Period that are related to any Follow-On Investment or any Portfolio Investment that was pending or held by the Partnership at the time of such early termination of the Commitment Period.

3.2 Capital Contributions.

(a) Limited Partner Capital Contributions. Each Limited Partner agrees to make contributions to the capital of the Partnership in cash from time to time payable in United States Dollars, in installments as follows:

(i) Portfolio Investments. With respect to amounts to be contributed for Portfolio Investments, at any time and from time to time on or prior to the expiration or early termination of the Commitment Period (or following the expiration or early termination of the Commitment Period to the extent necessary to consummate a Portfolio Investment with respect to which the Partnership had, prior to the expiration or early termination of the Commitment Period, committed to invest), each Limited Partner shall, on any Payment Date, contribute to the Partnership its Pro Rata Share of the aggregate amount to be contributed by all Limited Partners for such Portfolio Investment, but a Limited Partner in no event shall be required to make a Capital Contribution to the Partnership pursuant to this Section 3.2(a)(i) on any date in an amount greater than its Unfunded Commitment as of such date.

(ii) Partnership Expenses and Organizational Expenses. With respect to Partnership Expenses and Organizational Expenses, at any time and from time to time during the term of the Partnership, on any Payment Date, each Limited Partner shall contribute to the Partnership its Pro Rata Share of the aggregate amount to be contributed by all Limited Partners on such date for Partnership Expenses and Organizational Expenses; provided, that a Limited Partner in no event shall be required to make Capital Contributions to the Partnership on any date pursuant to this Section 3.2(a)(ii) in an amount greater than its Unfunded Commitment as of such date.

(b) General Partner Contributions. The General Partner shall make Capital Contributions on each Payment Date in an amount equal to .01% of all of the Capital Contributions to be made on such date by all Partners.

(c) Funding Mechanics. The amount that a Limited Partner is required to contribute on any Payment Date shall be specified by the General Partner in a Payment Notice delivered to such Limited Partner in respect of such Payment Date; provided, that a Limited Partner in no event shall be required to make Capital Contributions to the Partnership on any date in an amount greater than its Unfunded Commitment as of such date. Capital Contributions shall be made by wire transfer of immediately available funds to the account specified in the related Payment Notice or by such other method as the General Partner specifies in such Payment Notice.

Hall-Houston Exploration II, L.P.
Amended and Restated Agreement of Limited Partnership

(d) Interest; Advances. Except as expressly provided in this Agreement, no Partner shall be entitled to any interest or compensation by reason of its Capital Contributions or by reason of serving as a Partner. No Partner shall be required to lend any funds to the Partnership.

(e) Certain Expenditures Preceding the Effective Date. Notwithstanding anything in this Agreement to the contrary, to the extent that the GP Company has made expenditures on behalf of the Partnership in respect of Organizational Expenses, Partnership Expenses or Portfolio Investments prior to the Effective Date then, in the sole discretion of the General Partner, the GP Company shall be reimbursed by the Partnership for the actual amount of such expenditures.

(f) No Third-Party Beneficiaries. The provisions of this Agreement relating to Capital Contributions shall not confer on any Person other than the General Partner (such as creditors of the Partnership) the right to make any Payment Notice or other Capital Contribution call.

3.3 Subsequent Closings.

(a) Generally. Subject to Section 2.4(b), the General Partner may, in its sole discretion, admit additional Limited Partners, or permit any existing Limited Partner to increase its Commitment, at one or more subsequent closings that occur after the Effective Date (each, a “Subsequent Closing”); provided, no Subsequent Closing shall occur after the date that is 180 days after the Effective Date (the “Final Closing Date”).

(b) Capital Contributions at Subsequent Closings.

(i) Each Limited Partner that is admitted or that increases its Commitment at a Subsequent Closing shall make, at such Subsequent Closing, Capital Contributions:

(A) for Organizational Expenses in an amount such that such Limited Partner’s aggregate Capital Contributions for Organizational Expenses incurred as of the date of such Subsequent Closing are equal to its Pro Rata Share of all such Organizational Expenses;

(B) for Partnership Expenses in an amount such that such Limited Partner’s aggregate Capital Contributions for Partnership Expenses incurred as of the date of such Subsequent Closing are equal to its Pro Rata Share of all such Partnership Expenses; and

Hall-Houston Exploration II, L.P.
Amended and Restated Agreement of Limited Partnership

(C) for all Portfolio Investments in an amount such that such Limited Partner’s aggregate Capital Contributions for such Portfolio Investments made by the Partnership as of the date of such Subsequent Closing and still retained by the Partnership as of the date of such Subsequent Closing are equal to its Pro Rata Share of such Portfolio Investments made by the Partnership as of the date of such Subsequent Closing and still retained by the Partnership as of the date of such Subsequent Closing;

plus an additional amount (“Additional Amount”) on each amount described in clauses (A), (B) and (C) above at the Reference Rate from the first Payment Date relating to the Capital Contributions made to discharge or fund the particular expense described under clause (A), (B) or (C) above to such Subsequent Closing date, pro rated based upon the actual number of days elapsed; provided, however, that no Additional Amount shall be payable by any Limited Partner in connection with any Subsequent Closing that occurs on or before the 28th day following the Effective Date.

(ii) Upon receipt of any Capital Contribution referred to in Sections 3.3(b)(i)(A), (B) and (C) and any Additional Amount required thereon in connection with a particular Subsequent Closing, within 30 days after such Subsequent Closing, the General Partner shall distribute such amounts pro rata among the Limited Partners that were admitted at prior closings based on their respective Prior Funding Amounts. As used herein, the term “Prior Funding Amounts” means, with respect to each Limited Partner that was admitted at a prior closing, the difference between the Capital Contributions that such Limited Partner has already made for Organizational Expenses, Partnership Expenses and Portfolio Investments (but, for these purposes, disregarding any Additional Amounts paid by such Limited Partner at any prior closing), as the case may be, and such Limited Partner’s Pro Rata Share of Organizational Expenses, Partnership Expenses and Portfolio Investments, as the case may be, of all Limited Partners redetermined after giving effect to the admission of additional Limited Partners or increase in Commitments of any Limited Partners, in each case, at all Subsequent Closings. Such amounts, pending their distribution to Partners, shall be invested in Temporary Investments. Any amounts (other than Additional Amounts) distributed to a Limited Partner pursuant to this Section 3.3(b)(ii) shall be added to such Limited Partner’s Unfunded Commitment and thereafter shall be treated for all purposes of this Agreement as if such refunded amount had never been contributed to the Partnership. Additional Amounts paid to the Partnership on the payments described in Sections 3.3(b)(i)(A), (B) and (C) shall be treated solely for purposes of this Agreement as though paid directly to existing Limited Partners by the Limited Partners making such payment.

(iii) Notwithstanding the foregoing provisions of this Section 3.3, if the General Partner determines in its reasonable discretion that value of the Portfolio Investments has materially increased prior to any Subsequent Closing, the General Partner may elect to admit additional Limited Partners or accept increased Commitments at such Subsequent Closing on terms more favorable to the Partnership and to the then existing Partners than those set forth in Sections 3.3(b)(i) and 3.3(b)(ii). In the event the General Partner admits additional Limited Partners or accepts increased Commitments on such more favorable terms, the General Partner shall modify the distributions due to the then existing Partners so long as such modified distributions are made on a pro rata basis as in Section 3.3(b)(ii) and are not less than the distributions the then existing Partners would have received pursuant to Sections 3.3(b)(ii) if the General Partner did not rely on this Section 3.3(b)(iii).

Hall-Houston Exploration II, L.P.
Amended and Restated Agreement of Limited Partnership

3.4 Defaulting Limited Partner

(a) If any Limited Partner fails to make, when due, any portion of a Capital Contribution required to be contributed by such Limited Partner pursuant to this Agreement or to make any other payment required to be made by it hereunder when required to be made, then the Partnership shall promptly provide written notice of such failure to such Limited Partner. If such Limited Partner fails to make such Capital Contribution or such other payment within five Business Days after receipt of such notice, then the Partnership shall promptly provide a subsequent written notice of such failure to such Limited Partner. If such Limited Partner fails to make such Capital Contribution or such other payment within 20 Business Days after receipt of such subsequent written notice, then, for so long as such Limited Partner fails to make such Capital Contribution or such other payment, such Limited Partner shall be deemed a “Defaulting Limited Partner” and the remaining provisions of this Section 3.4 shall apply.

(b) Any Defaulting Limited Partner may, in the sole discretion of the General Partner and in addition to any other remedy contained herein, be charged an additional amount on the unpaid balance of any Capital Contributions or other payments at the Past Due Rate from the date such balance was due and payable through the date full payment for such balance is actually made, and to the extent such additional amount is not otherwise paid such additional amount may be deducted from any distribution to the Limited Partner. Any such additional amount paid to the Partnership (or retained by the Partnership from distributions otherwise payable to such Defaulting Limited Partner) shall be allocated and distributed to the other Partners pro rata on the basis of their respective Commitments.

(c) The General Partner shall have the right to determine, in its sole discretion, whether or not any Defaulting Limited Partner shall be entitled to participate in any vote or consent, or decision with respect to any vote, consent or decision required or permitted by such Defaulting Limited Partner under this Agreement. If the General Partner determines that such Limited Partner shall not be entitled to participate in any such vote, consent or decision, such vote, consent or decision shall be tabulated or made as if such Defaulting Limited Partner were not a Partner (and the terms “Required Interest” and “Majority in Interest” shall be calculated without regard to the Interests of such Defaulting Limited Partner).

Hall-Houston Exploration II, L.P.
Amended and Restated Agreement of Limited Partnership

(d) i) In accordance with the other provisions of this Section 3.4(d), the General Partner, in its sole discretion, shall have the right, but not the obligation, to allow the Partners (other than the Defaulting Limited Partner) to purchase, and to cause the Defaulting Limited Partner to sell (without any action required of the Limited Partner), the Defaulting Limited Partner’s Interest for a price equal to the lesser of (A) 75% of the fair market value of such Defaulting Limited Partner’s Interest and (B) 75% of the capital account balance of such Defaulting Limited Partner existing as of the date of the General Partner’s notice to such Defaulting Limited Partner of its delinquent Capital Contribution or other amounts owed; provided, in no event shall the amount described in this clause (B) be less than zero (such amount, either (A) or (B), being referred to as the “Purchase Price”). To the extent that the Partners (other than the Defaulting Limited Partner) have elected not to purchase the Defaulting Limited Partner’s Interest, then the General Partner may, in its sole discretion, allocate such portion of the Defaulting Limited Partner’s Interest not then elected to be purchased to the Partnership for purchase in accordance with Section 3.4(d)(iii). For the purposes of this Section 3.4(d), the fair market value of the Defaulting Limited Partner’s Interest shall be determined by the General Partner in good faith. In determining such fair market value, the General Partner may, but shall not be obligated to, obtain an evaluation or appraisal from an independent appraiser, investment advisor or investment banking firm with reasonable experience in the oil and gas industry, all fees and expenses of which shall be borne by the Defaulting Limited Partner, provided that the Partnership shall have the right to pay such fees and expenses and deduct the amount from amounts payable to the Defaulting Limited Partner under this Section 3.4(d). At any time within 60 days following the determination of the fair market value of the Defaulting Limited Partner’s Interest, the Partners may purchase the Defaulting Limited Partner’s Interest in accordance with the provisions of Section 3.4(d)(ii). Upon tender of the consideration as set forth above to the Defaulting Limited Partner, the Partners or the Partnership, as applicable, shall be deemed to have purchased the Defaulting Limited Partner’s Interest and the General Partner shall amend Schedule A to reflect such Defaulting Limited Partner’s Commitment as zero. The payment of the Purchase Price to be made to the Defaulting Limited Partner pursuant to Sections 3.4(d)(ii) or 3.4(d)(iii), as applicable, is, and shall be conclusively deemed to be, in complete liquidation and satisfaction of all the rights and interest of the Defaulting Limited Partner (and all Persons claiming by, through or under the Defaulting Limited Partner) in and with respect to the Partnership including any interest in the Partnership, any rights to specific Partnership property and (insofar as the affairs of the Partnership are concerned) against the Partners and shall constitute a compromise to which all Partners have agreed pursuant to section 17-502(b) of the Act.

Hall-Houston Exploration II, L.P.
Amended and Restated Agreement of Limited Partnership

(ii) Subject to Section 3.4(d)(i), the General Partner shall allocate the Defaulting Limited Partner’s Interest to the Partners (other than the Defaulting Limited Partner) on a pro rata basis (based on their relative Commitments) for purchase if such Partners (other than the Defaulting Limited Partner) so elect. The provisions of the preceding sentence shall be repeated until the entire Interest of the Defaulting Limited Partner shall have been allocated to the purchasing Partners (other than the Defaulting Partner). Any Limited Partner electing to purchase a portion of the Defaulting Limited Partner’s Interest shall be deemed to have increased its Commitment by a proportionate share of the Defaulting Limited Partner’s Commitment. Each Partner purchasing a portion of the Defaulting Limited Partner’s Interest shall, as consideration for such purchase, tender to such Defaulting Limited Partner either (as elected by such purchasing Partner at the time of such purchase) (A) cash in the amount of the Purchase Price for such portion of the Defaulting Limited Partner’s Interest (pro-rated for the portion of the Interest purchased by such Partner) or (B) a non-interest bearing promissory note of such purchasing Partner (containing an express provision that the holder of the promissory note would have recourse only against the portion of the Interest purchased from such Defaulting Limited Partner and not against the purchasing Partner for repayment of such promissory note) in the original principal amount of the Purchase Price for such portion of the Defaulting Limited Partner’s Interest (pro-rated for the portion of the Interest purchased by such Partner), due and payable on the date of the Final Distribution.

(iii) Subject to Sections 3.4(d)(i) and 3.4(d)(ii), the General Partner shall allocate to the Partnership for purchase such portion of the Defaulting Limited Partner’s Interest that the Partners (other than the Defaulting Limited Partner) have elected not to purchase. The Partnership may purchase such portion by tendering to such Defaulting Limited Partner a non-interest bearing promissory note of the Partnership (containing an express provision that the holder of the promissory note would have recourse only against the Defaulting Limited Partner’s Interest and not against the Partnership or any of the Partnership’s assets for repayment of such promissory note) in the original principal amount of the Purchase Price, due and payable on the date of the Final Distribution.

(e) No right, power or remedy conferred upon the General Partner in this Section 3.4 shall be exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy whether conferred in this Section 3.4 or now or hereafter available at law or in equity or by statute or otherwise. No course of dealing between the General Partner and any Defaulting Limited Partner and no delay in exercising any right, power or remedy conferred in this Section 3.4 or now or hereafter existing at law or in equity or by statute or otherwise shall operate as a waiver or otherwise prejudice any such right, power or remedy.

Hall-Houston Exploration II, L.P.
Amended and Restated Agreement of Limited Partnership

ARTICLE IV
Capital Accounts; Allocations; Distributions;
Return of Distributions

4.1 Capital Accounts.

(a) The Partnership shall maintain for each Partner a Capital Account in accordance with the rules of Treasury Regulation section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the cash amount or the Net Agreed Value of all Capital Contributions made by such Partner to the Partnership pursuant to this Agreement and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 4.1(b) and allocated to such Partner pursuant to Section 4.2, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made to such Partner pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 4.1(b) and allocated to such Partner pursuant to Section 4.2.

(b) For purposes of computing the amount of any item of income, gain, loss or deduction to be reflected in the Partners' Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(i) except as otherwise provided in Treasury Regulation section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under section 754 of the Code which may be made by the Partnership and, as to those items described in section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes;

(ii) any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership's Carrying Value with respect to such property as of such date; and

(iii) upon an adjustment pursuant to Section 4.1(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery, depletion or amortization, any further deductions for such depreciation, cost recovery, depletion or amortization attribut-able to such property shall be determined as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment.

Hall-Houston Exploration II, L.P.
Amended and Restated Agreement of Limited Partnership

(c) A transferee of an Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Interest transferred. If the transfer causes a termination of the Partnership under section 708(b)(1)(B) of the Code, the Partnership's assets and liabilities shall be deemed to have been transferred to a successor Partnership in exchange for the interests in the successor Partnership and immediately thereafter, the Partnership shall be deemed to have distributed the interests in the successor Partnership to the transferee and the remaining Partners in accordance with their respective interests in the Partnership in the manner specified by Treasury Regulation section 1.708-1(b)(4). In such event, the Carrying Values of the Partnership’s assets shall not be adjusted immediately prior to such deemed transfer pursuant to Section 4.1(d)(ii). The Capital Accounts of such successor Partnership shall be maintained in accordance with the provisions of this Section 4.1.

(d) ii) In accordance with the provisions of Treasury Regulation section 1.704-1(b)(2)(iv)(f), upon a Partner's contribution to the Partnership of cash or properties in exchange for an Interest, the Capital Accounts of all Partners and the Carrying Values of all Partnership assets shall, immediately prior to such issuance, be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to the Partnership’s assets, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Partners at such time pursuant to Section 4.2. In determining such Unrealized Gain or Unrealized Loss, the fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to the issuance of an Interest shall be determined by the General Partner, using such reasonable method of valuation as it may adopt.

(ii) In accordance with the provisions of Treasury Regulation section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership asset (other than a distribution of cash that is not in redemption or retirement- of an Interest), the Capital Accounts of all Partners and the Carrying Value of such Partnership asset shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership asset, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such asset immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 4.2. In determining such Unrealized Gain or Unrealized Loss, the fair market value of each such distributed asset as of any date of determination shall be determined by the General Partner, using such reasonable method of valuation as it may adopt.

4.2 Allocations for Accounting Purposes. For accounting purposes, all items of income, gain, loss, deduction and credit of the Partnership (except as provided in Section 9.3) shall be allocated among the Partners as follows:

Hall-Houston Exploration II, L.P.
Amended and Restated Agreement of Limited Partnership

(a) Except as may be required by the Code, Net Income and Net Loss shall be allocated among the Partners as follows:

(i) Net Income shall be allocated

(A) First, 100% to the General Partner until the cumulative amount allocated pursuant to this Section 4.2(a)(i)(A) for the current and each prior taxable year is equal to the cumulative amount of Net Losses allocated to such Partner pursuant to Section 4.2(a)(ii)(C);

(B) Second, 100% to the Partners until the cumulative amount of Net Income allocated pursuant to this Section 4.2(a)(i)(B) for the current and each prior taxable year is equal to the cumulative amount of Net Losses allocated to such Partners pursuant to Section 4.2(a)(ii)(B); and

(C) Thereafter, 30% to the General Partner and 70% to such Limited Partner.

(ii) Net Loss shall be allocated

(A) First, 30% to the General Partner and 70% to such Limited Partner until the cumulative amount of Net Losses allocated pursuant to this Section 4.2(a)(ii)(A) for the current and each prior taxable year is equal to the cumulative amount of Net Income allocated to such Partner pursuant to Section 4.2(a)(i)(C);

(B) Second, 100% to the Partners in proportion to and to the extent of their Adjusted Capital Account balances; and

(C) Thereafter, 100% to the General Partner.

(b) Simulated Depletion with respect to each separate oil and gas property shall be allocated to the Partners in the same proportion that the Partners (or their predecessors in interest) were allocated the adjusted tax basis of such property under Section 4.3(b). Simulated Gain attributable to the sale or other disposition of an oil or gas property shall be allocated to the Partners in the same manner as the amount realized from such sale or other disposition in excess of the Carrying Value of such property is allocated to Partners pursuant to Section 4.3(c)(ii). Simulated Loss attributable to the sale or disposition of an oil or gas property shall be allocated to the Partners in the same proportion that the partners (or their predecessors in interest) were allocated the adjusted tax basis of such property under Section 4.3(b).

(c) Gains and losses arising from the sale or other disposition of Partnership assets (other than oil or gas properties) after the receipt by the Limited Partners of their respective Preferred Return Amounts under Section 4.5(a)(ii) shall be allocated to the Partners in such a manner that, to the maximum extent possible, the Capital Accounts of the Partners shall be in proportion to the percentage amounts set forth in Section 4.5(a)(iii).

Hall-Houston Exploration II, L.P.
Amended and Restated Agreement of Limited Partnership

(d) Notwithstanding any other provisions of this Section 4.2, the following special allocations shall be made for each taxable period:

(i) Notwithstanding any other provision of this Section 4.2, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation section 1.704-2(f)(6),(g)(2), and (j)(2)(i). For purposes of this Section 4.2(d)(i), each Partner's Capital Account shall be determined and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 4.2 with respect to such taxable period. This Section 4.2(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Notwithstanding the other provisions of this Section 4.2 (other than (i) above), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation section 1.704-2(i)(4) and (j)(2)(ii). For purposes of this Section 4.2(d) each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 4.2, other than Section 4.2(d)(i) above, with respect to such taxable period. This Section 4.2(d)(ii) is intended to comply with the Partner Nonrecourse Debt Minimum Gain chargeback requirement in Treasury Regulation section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Except as provided in (i) and (ii) above, in the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by such Treasury Regulation, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to (i) or (ii) above.

(iv) In the event any Partner has a deficit balance in its Adjusted Capital Account at the end of any Partnership taxable period, such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 4.2(d)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account after all other allocations provided in this Section 4.2(d) have been tentatively made as if this Section 4.2(d)(iv) were not in this Agreement.

(v) Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests in the Partnership.

Hall-Houston Exploration II, L.P.
Amended and Restated Agreement of Limited Partnership

(vi) Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(vii) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to sections 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such provisions.

(viii) Notwithstanding any other provision of this Section 4.2 other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations if the Required Allocations had not otherwise been provided for in this Section 4.2.

(e) Upon winding up of the Partnership, gain or loss from the sale of Partnership Properties (including Net Income or Net Loss, Simulated Gains and Simulated Losses and Unrealized Gain and Unrealized Loss inherent in Partnership assets described in Section 9.3) shall be allocated among the Partners, to the extent possible, in such amounts as will make the balance in each Partner’s Capital Account equal the amount such Partner would be entitled to receive if the proceeds resulting from such sales (including any proceeds which would have resulted from the sale of Partnership assets described in Section 9.3) were distributable under Section 4.5. If there is insufficient gain to so balance the General Partner’s capital account, the amount of such deficit shall be paid to the General Partner upon such winding up as a guaranteed payment (within the meaning of section 707(c) of the Code) and the related deduction shall be allocated wholly to the Limited Partners.

4.3 Allocation for Income Tax Purposes.

(a) Except as provided in this Section 4.3, each item of income, gain, loss and deduction of the Partnership for federal income tax purposes shall be allocated among the Partners in the same manner as such items are allocated for book purposes under Section 4.2.

Hall-Houston Exploration II, L.P.
Amended and Restated Agreement of Limited Partnership

(b) The deduction for depletion with respect to each separate oil and gas property (as defined in section 614 of the Code) shall, in accordance with section 613A(c)(7)(D) of the Code, be computed for federal income tax purposes separately by the Partners rather than the Partnership. Except as provided in Section 4.3(d), for purposes of such computation, the proportionate share of the adjusted tax basis of each oil and gas property allocated among the Partners shall be determined in accordance with the following principles:

(i) In the case of a property acquired or developed prior to the receipt by the Limited Partners of cumulative distributions under Section 4.5(a)(i) equal to the aggregate of their respective Capital Contributions, to the Partners in accordance with the percentage amounts set forth in Section 4.5(a)(i).

(ii) In the case of property acquired or developed prior to the receipt by the Limited Partners of their respective Preferred Return Amounts under Section 4.5(a)(ii), to the Partners in accordance with the percentage amounts set forth in Section 4.5(a)(ii).

(iii) In all other cases to the Partners in accordance with the percentage amounts set forth in Section 4.5(a)(iii).

Each Partner, with the assistance of the General Partner, shall separately keep records of its share of the adjusted tax basis in each separate oil and gas property, adjust such share of the adjusted tax basis for any cost or percentage depletion allowable with respect to such property and use such adjusted tax basis in the computation of its cost depletion or in the computation of its gain or loss on the disposition of such property by the Partnership. Upon the request of the General Partner, each Limited Partner shall advise the General Partner of its adjusted tax basis in each separate oil and gas property and any depletion computed with respect thereto, both as computed in accordance with the provisions of this subsection. The General Partner may rely on such information and, if it is not provided by the Limited Partner, may make such reasonable assumptions as it shall determine with respect thereto.

(c) Except as provided in Section 4.3(d), for the purposes of the separate computation of gain or loss by each Partner on the sale or disposition of each separate oil and gas property (as defined in section 614 of the Code), the Partnership’s allocable share of the “amount realized” (as such term is defined in section 1001(b) of the Code) from such sale or disposition shall be allocated for federal income tax purposes among the Partners as follows:

(i) first, to the extent such amount realized constitutes a recovery of the Simulated Basis of the property, to the Partners in the same percentages as the depletable basis of such property was allocated to the Partners pursuant to Section 4.3(b);

(ii) second, the remainder of such amount realized, if any, to the Partners so that, to the maximum extent possible, the total amount realized allocated to each Partner under this Section 4.3(c)(ii) will equal such Partner’s distributive share under Section 4.5(a) of the proceeds derived by the Partnership from such sale or disposition.

Hall-Houston Exploration II, L.P.
Amended and Restated Agreement of Limited Partnership

(d) The Partners recognize that with respect to a Contributed Property and an Adjusted Property, there may be a difference between the Carrying Value of such property at the time of contribution or revaluation, as the case may be, and the adjusted tax basis of such property at such time. In the case of a Contributed Property or an Adjusted Property, all items of tax depreciation, cost recovery, amortization, and gain or loss with respect to such Contributed or Adjusted Properties (referred to as “Section 704(c) Items”) shall be allocated among the Partners to take into account the disparities between the Carrying Values and the adjusted tax basis with respect to such properties in accordance with the provisions of sections 704(b) and 704(c) of the Code and the Treasury Regulations under those sections; provided, however, that any tax items not required to be allocated under sections 704(b) or 704(c) of the Code shall be allocated in the same manner as such gain or loss would be allocated for book purposes under Section 4.2.

(e) All items of income, gain, loss, deduction and credit allocated to the Partners in accordance with the provisions hereof and basis allocations recognized by the Partnership for federal income tax purposes shall be determined without regard to any election under section 754 of the Code which may be made by the Partnership; provided, however, such allocations, once made, shall be adjusted as necessary or appropriate to take into account the adjustments permitted by sections 734 and 743 of the Code.

(f) If any deductions for depreciation, cost recovery or depletion are recaptured as ordinary income upon the sale or other disposition of Portfolio Investments, the ordinary income character of the gain from such sale or disposition shall be allocated among the Partners in the same ratio as the deductions giving rise to such ordinary income character were allocated.

4.4 Distributions -- General Principles.

(a) Generally. Except as otherwise expressly provided in this Agreement, no Partner or Assignee shall have the right to withdraw capital from the Partnership or to receive any distribution or return of its Capital Contribution. Distributions of Partnership assets that are provided for in Section 4.5 or in Article IX shall be made only to persons who, according to the books and records of the Partnership, are as of the date determined by the General Partner, the holders of record of the Interests with respect to which distributions are to be made.

(b) Restrictions on Distributions. Notwithstanding anything in this Agreement to the contrary, no distribution shall be made pursuant to Section 4.5(a): (i) during the Commitment Period, it being understood that all cash available to the Partnership during the Commitment Period shall be either invested in Portfolio Investments or used to pay Partnership Expenses and Organizational Expenses; (ii) if such distribution would violate any contract or agreement to which the Partnership is then a party or any law, rule, regulation, order or directive of any Governmental Authority then applicable to the Partnership; (iii) to the extent that the General Partner reasonably determines that any amount otherwise distributable should be retained by the Partnership to pay, or to establish a reserve for the payment of, any Partnership Expenses or any other expense, liability or obligation of the Partnership, whether liquidated, fixed, contingent or otherwise, including any abandonment liability with respect to any Oil and Gas Interest or (iv) to the extent that the General Partner determines in its reasonable discretion that the cash available to the Partnership is otherwise insufficient to permit such distribution.

Hall-Houston Exploration II, L.P.
Amended and Restated Agreement of Limited Partnership

(c) Withholding. Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it reasonably determines to be necessary or appropriate to cause the Partnership to comply with any United States federal, state or local withholding requirement with respect to any allocation, payment or distribution by the Partnership to any Partner or other Person. All amounts so withheld, and, in the manner determined by the General Partner, amounts withheld with respect to any allocation, payment or distribution by any Person to the Partnership, shall be treated as distributions to the applicable Partners under Section 4.5. If any such withholding requirement with respect to any Partner exceeds the amount distributable to such Partner under Section 4.5, or if any such withholding requirement was not satisfied with respect to any amount previously allocated or distributed to such Partner, such Partner and any successor or assignee with respect to such Partner’s Interest in the Partnership hereby indemnifies and agrees to hold harmless the other Partners and the Partnership for such excess amount or such withholding requirement, as the case may be.

4.5 Amounts and Priority of Distributions.

(a) General Distributions. Subject to the restrictions set forth in Section 4.4(b), from time to time following the expiration or early termination of the Commitment Period (but at least once each calendar quarter) the General Partner shall determine in its reasonable discretion to what extent (if any) the Partnership’s cash on hand exceeds the sum of (i) its current expenses and other obligations and (ii) any reserves established by the General Partner in accordance with Section 4.4(b)(iii) (the amount of such excess being referred to herein as “Distributable Cash”). Within 15 days following each such determination, the General Partner shall cause the Partnership to distribute all Distributable Cash to the Partners in accordance with this Section 4.5. All Distributable Cash shall, prior to the distribution thereof, be allocated to the Partners in proportion to each of their respective Percentage Interests. The amount allocated to the General Partner pursuant to the preceding sentence shall be distributed to the General Partner. Amounts allocated to each Limited Partner pursuant to the third sentence of this Section 4.5(a) shall be further allocated and distributed between such Limited Partner, on the one hand, and the General Partner, on the other hand, as follows:

(i) first, 10% to the General Partner and 90% to such Limited Partner until such Limited Partner has received pursuant to this clause (i) cumulative distributions in an amount equal to the aggregate of such Limited Partner’s Capital Contributions;

(ii) second, 20% to the General Partner and 80% to such Limited Partner until such Limited Partner has received pursuant to this clause (ii) an amount equal to such Limited Partner’s Preferred Return Amount; and

(iii) thereafter, 30% to the General Partner and 70% to such Limited Partner.

Hall-Houston Exploration II, L.P.
Amended and Restated Agreement of Limited Partnership

(b) Distributions in connection with Subsequent Closings. Notwithstanding anything in this Agreement to the contrary, upon receipt of any Capital Contribution at a Subsequent Closing as referred to in clauses (A), (B) or (C) of Section 3.3(b)(i) and any Additional Amount thereon, the General Partner shall distribute such amounts among the Limited Partners that were admitted at prior closings in accordance with Section 3.3(b)(ii).

4.6 Tax Distributions. Prior to making distributions pursuant to Section 4.5, to the extent the General Partner determines in its reasonable discretion that the Partnership has funds on hand available for distribution, on or prior to April 1 of each year (the “Tax Distribution Date”), the Partnership shall distribute to the Partners an amount equal to such Partner’s Assumed Tax Liability, if any. “Assumed Tax Liability” means an amount, as determined in good faith by the General Partner, that is equal to (a) the cumulative amount of state and federal income taxes (including any applicable estimated taxes) that would be due from such Partner as of such Tax Distribution Date, assuming such Partner were an individual resident of the State of Texas and who earned solely the items of income, gain, deduction, loss, and/or credit allocated to such Partner pursuant to Section 4.3, reduced by (b) all previous distributions made pursuant to this Section 4.6. Distributions made pursuant to this Section 4.6 shall be treated as advances of distributions to be made under Section 4.5 and shall be credited against and shall reduce future distributions to be made to the recipient Partner pursuant to that section.

ARTICLE V
Management of the Partnership

5.1 General Partner.

(a) General Powers of the General Partner. The management and operation of the Partnership shall be vested exclusively in the General Partner, which shall have the power by itself and shall be authorized and empowered on behalf and in the name of the Partnership to carry out any and all of the objectives and purposes of the Partnership and to perform all acts and enter into and perform all contracts and other undertakings that it may in its sole discretion deem necessary or advisable or incidental thereto, all in accordance with and subject to the other terms of this Agreement.

(b) Specific Powers of the General Partner. Without limiting the generality of Section 5.1(a), and in addition to any other power or authority of the General Partner provided for elsewhere in this Agreement, the General Partner is hereby authorized and empowered on behalf and in the name of the Partnership, or on its own behalf and in its own name, or through agents, as may be appropriate, all in accordance with and subject to the limitations contained elsewhere in this Agreement, to:

Hall-Houston Exploration II, L.P.
Amended and Restated Agreement of Limited Partnership

(i) make all decisions concerning the origination, investigation, selection, negotiation, acquisition, structuring, financing, operation, monitoring, disposition or abandonment of Portfolio Investments;

(ii) enter into mineral leases, farm-outs, farm-ins, exploration agreements, operating agreements, drilling contracts, participation agreements, royalty agreements and other agreements relating to the ownership and operation of Oil and Gas Interests;

(iii) market or exchange the oil, gas and liquids production accruing to the Partnership or otherwise acquired by the Partnership and to execute transfer orders, division orders, gas sales agreements, gas processing agreements, product sales agreements, exchange agreements, transportation agreements and any other agreements in connection with such marketing, exchange, sale and transportation of production;

(iv) enter into commodity price hedging agreements with respect to any oil, gas or liquids production , but only as a strategy of risk management (and not for speculative purposes) in order to minimize the risk associated with the fluctuation of prices to be received by the Partnership with respect to the Partnership’s future oil, gas and liquids production;

(v) amend, modify or rescind, or make elections, waivers or other decisions under, any of the agreements described in this Section 5.1(b) (in whole or in part) and to settle any disagreement arising under any of the same;

(vi) operate and maintain any oil and gas wells, injection and disposal wells, production equipment, pumps, compressor stations, pipelines and other assets relating to Oil and Gas Interests;

(vii) pay delay rentals, bonus payments, shut-in gas royalty payments, property taxes, surface damages, rights of way, easements and any other amounts the General Partner deems necessary or appropriate for the maintenance or operation of any Oil and Gas Interest;

(viii) explore and prospect by geological, geophysical or other methods for the location of anomalies or other indications favorable to the accumulation of oil and gas, including specifically the power to contract with third parties for such purpose;

(ix) purchase, acquire, lease, construct and operate equipment and any other type of personal property in connection with the development, exploration, operation or maintenance of any Oil and Gas Interest;

(x) purchase, acquire, license and develop geological and geophysical data relating to any Oil and Gas Interest;

Hall-Houston Exploration II, L.P.
Amended and Restated Agreement of Limited Partnership

(xi) contract for the services of employees, agents, independent contractors, brokers, consultants, engineers, attorneys, accountants and management companies;

(xii) open, maintain and close bank accounts, to designate and change signatories on such accounts and to draw checks and other orders for the payment of monies;

(xiii) invest Partnership funds that, from time to time, are not required for the operation of the business of the Partnership in Temporary Investments;

(xiv) collect all sums due the Partnership;

(xv) sue, complain and defend in connection with any action, dispute or liability;

(xvi) appear and represent the Partnership before any governmental authority or regulatory agency and make all necessary or appropriate filings before such authority or agency;

(xvii) prepare and file all Partnership tax returns and, consistent with Article VII, to make all elections for the Partnership thereunder;

(xviii) pay all Partnership Expenses and Organizational Expenses;

(xix) subject to the approval of a Required Interest of the Limited Partners, merge or consolidate the Partnership with or into any other Person; and

(xx) enter into and perform all other contracts, agreements and undertakings binding upon the Partnership, and to take any and all other action in connection with the Partnership, all as may be deemed by the General Partner to be necessary, appropriate or advisable in furtherance of the Partnership’s business and purpose as set forth in Section 2.4.

(c) Borrowing and Guarantees. The General Partner may, in its sole discretion, cause the Partnership to (i) borrow money from any Person, including the General Partner and its Affiliates, (ii) guarantee loans or other extensions of credit to any Person, including the General Partner and its Affiliates (provided that no such guarantee shall extend beyond the term of the Partnership) and (iii) pledge or otherwise encumber any Partnership asset in connection with any such loan or guarantee, in each case for the purpose of covering Partnership Expenses and Organizational Expenses or making Portfolio Investments; provided that the General Partner shall provide the Limited Partners with prior written notice and disclosure of any borrowings from a Partner or its Affiliates and any such borrowings shall otherwise comply with the applicable provisions of Section 5.4. Notwithstanding anything in this Agreement to the contrary, the aggregate amount of any outstanding indebtedness for borrowed money incurred or guaranteed by the Partnership shall not exceed $30,000,000. In connection with any indebtedness of the Partnership, the General Partner may, in its sole discretion, enter into interest rate hedging agreements on behalf of the Partnership, but only as a strategy of risk management (and not for speculative purposes) in order to minimize the risk associated with the fluctuation of interest rates to be paid by the Partnership with respect to any such indebtedness.

Hall-Houston Exploration II, L.P.
Amended and Restated Agreement of Limited Partnership

(d) Nothing in this Article V shall be construed to alter or modify the characterizations and allocations of GP Expenses and Partnership Expenses set forth in Article VI.

5.2 Limited Partners. Except as expressly provided in this Agreement, no Limited Partner in its capacity as such shall have the right or power to participate in the management or affairs of the Partnership, nor shall any Limited Partner in its capacity as such have the power to sign for or bind the Partnership. The exercise by any Limited Partner of any right conferred herein shall not be construed to constitute participation by such Limited Partner in the control of the business of the Partnership so as to make such Limited Partner liable as a general partner for the debts and obligations of the Partnership for purposes of the Act.

5.3 Advisory Committee; Resolution of Conflicts of Interest.

(a) The Partnership shall, within three months of the date of this Agreement, form an advisory committee which shall consist of not less than three nor more than seven members, none of whom may be an Affiliate of the General Partner (the “Advisory Committee”). The members (each, an “Advisory Committee Member”) shall be persons nominated by the General Partner and approved by a Majority in Interest of the Limited Partners. Additional Advisory Committee Members and replacement Advisory Committee Members shall be nominated by the General Partner and shall be approved by a Majority in Interest of the Limited Partners. Any Advisory Committee Member may be removed at any time, with or without cause, by resolution of, or by written consent signed by, at least a Majority in Interest of the Limited Partners. Notwithstanding the foregoing, for so long as a Limited Partner holds a Percentage Interest of 15% or greater, such Limited Partner shall be an Advisory Committee Member and shall not be subject to the approval or removal by the Limited Partners.

(b) The Advisory Committee shall meet at such times and from time to time as the members may determine. The Advisory Committee shall provide notice of each meeting to the General Partner. Advisory Committee Members shall receive from the Partnership reimbursement for any out-of-pocket expenses reasonably incurred in connection with carrying out their functions for the Partnership.

(c) To the extent permitted under §17-303 of the Act for persons who are not deemed to participate in the control of the business, the functions of the Advisory Committee shall be (i) to resolve any potential conflicts of interest between the Partnership, on the one hand, and the General Partner and its Affiliates, other than the Partnership, on the other hand, that may be presented to the Advisory Committee from time to time by the General Partner in its sole discretion; (ii) to perform such other functions and duties as are expressly provided by this Agreement; and (iii) to review and discuss with the General Partner such other matters as the General Partner shall request from time to time. All approvals, disapprovals and other actions taken by the Advisory Committee shall be authorized by a majority of the Advisory Committee Members then holding office. For purposes of Section 5.4 of this Agreement, the approval of a majority of the Advisory Committee Members then holding office shall constitute the approval of a Majority in Interest of Limited Partners.

Hall-Houston Exploration II, L.P.
Amended and Restated Agreement of Limited Partnership

(d) The Advisory Committee shall have the authority to adopt rules and procedures, not inconsistent with this Agreement, relating to the conduct of its affairs.

(e) The Advisory Committee Members shall exercise their best judgment in carrying out their functions for the Partnership. Each Advisory Committee Member shall be indemnified to the extent set forth in Section 10.2 of this Agreement.

(f) The General Partner shall be authorized but not required in connection with the resolution of any conflict of interest to seek approval of the Advisory Committee of any such resolution, and the General Partner may also adopt a resolution or course of action (including engaging in any transaction) that has not received approval of the Advisory Committee, so long as the General Partner determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in Sections 5.4(b)(i) or (b)(ii).

5.4 Transactions with Affiliates.

(a) Restrictions on Certain Transactions with Affiliates. Without the prior approval of a Majority in Interest of Limited Partners, except (i) for the reimbursement by the Partnership to Fund I of up to $250,000 of legal, accounting and other organizational expenses incurred by Fund I from which the Partnership has derived or will derive a significant benefit, (ii) for any acquisition, farm-in, operating agreement or similar arrangement between the Partnership and Fund I with respect to any Oil and Gas Interest owned by Fund I, (iii) for the licensing or acquisition by the Partnership of, or reimbursement of costs by the Partnership to Fund I with respect to, geological and geophysical data licensed or acquired by Fund I or its Affiliates but to be used by the Partnership in connection with its Portfolio Investments and (iv) as otherwise expressly permitted or contemplated by this Agreement, the Partnership shall not invest in, acquire assets from, or sell assets to (A) the General Partner or its Affiliates or (B) any entity in which the General Partner or its Affiliates (other than the Partnership) holds an investment of more than 5% of the outstanding equity of such entity or is in a position of control. Notwithstanding anything to the contrary in this Agreement, the transactions, including the existence of any related conflicts of interest, described in clauses (i) through (iv) of this Section 5.4(a) are hereby approved by all Partners.

(b) Standards for Transactions with Affiliates. Notwithstanding anything in this Agreement to the contrary, all transactions between the General Partner and its Affiliates (other than the Partnership), on the one hand, and the Partnership, on the other hand, shall be (i) on terms that are no less favorable to the Partnership than those available from unaffiliated parties in arm’s length transactions, or (ii) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The terms of any transaction approved by a Majority in Interest of Limited Partners shall be conclusively deemed to be permitted by all Partners and shall not constitute a breach of this Agreement or of any duty stated or implied by law or equity.

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Amended and Restated Agreement of Limited Partnership

(c) No Other Restrictions. Except to the extent expressly prohibited by Sections 5.4(a) and (b), this Agreement shall not be construed in any manner to preclude the General Partner, the Management Principal, the GP Company or any of their respective Affiliates from possessing any business interest and engaging in any activity whatsoever for their own account and not the account of the Partnership, including business interests and activities in direct competition with the Partnership.

5.5 Outside Activities.

(a) Notwithstanding anything in this Agreement to the contrary, neither the General Partner, the GP Company, the Management Principal nor any of their respective Affiliates have any duty or obligation to present any Oil and Gas Interest or other investment opportunity to the Partnership for consideration as a Portfolio Investment and shall be free to invest in any such Oil and Gas Interest or other investment opportunity for their or their respective Affiliates’ own accounts and not the account of the Partnership.

(b) Subject to the confidentiality provisions in Section 11.11 and except as otherwise expressly prohibited by this Agreement, a Limited Partner shall be entitled to and may have business interests and engage in activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership and may engage in transactions with, and provide services to, the Partnership. Neither the Partnership, any Partner nor any Person shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.

ARTICLE VI
Expenses; Insurance

6.1 GP Expenses. The General Partner, but not the Partnership or any Limited Partner, shall bear and be charged with all bonuses and other incentive compensation to the Management Principal and the employees of the General Partner and the GP Company (collectively, “GP Expenses”).

6.2 Partnership Expenses and Organizational Expenses.

(a) The Partnership shall bear and be charged with the following costs and expenses of the Partnership and shall promptly reimburse the General Partner or the GP Company, as the case may be, to the extent that any of such costs and expenses are paid by such entities (the “Partnership Expenses”):

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Amended and Restated Agreement of Limited Partnership

(i) all expenses of the General Partner and the GP Company, other than GP Expenses, incurred in managing and controlling the business and affairs of the Partnership, including the relevant portion of salaries, employee benefits and other compensation of the Management Principal and other employees of the General Partner and the GP Company;

(ii) all administrative expenses of the Partnership incurred in the ordinary course of business, including the cost of the preparation of the annual audit, financial and tax returns and tax reports required for Partners or the Partnership, cash management expenses and routine legal and accounting expenses;

(iii) all out-of-pocket costs and expenses incurred in originating, investigating, selecting, negotiating, acquiring, structuring, financing, operating, monitoring, disposing of or abandoning of Portfolio Investments or transactions that, if consummated, would constitute Portfolio Investments;

(iv) all third-party expenses in connection with Portfolio Investments, including any financing, legal, accounting, management and consulting fees or expenses as well as any administrative expenses of any Prospect Generating Entity incurred in the ordinary course of business;

(v) all premiums, deductibles and other costs associated with obtaining and maintaining any insurance coverage with respect to the business and activities of the Partnership, the General Partner and the GP Company;

(vi) interest on and fees and expenses arising out of all borrowings made by the Partnership, including the arranging thereof;

(vii) out-of-pocket costs of any litigation, director and/or officer liability or other insurance and indemnification or extraordinary expense or liability relating to the affairs of the Partnership;

(viii) expenses of liquidating the Partnership;

(ix) registration expenses and any taxes, fees or other governmental charges levied against the Partnership and all expenses incurred in connection with any tax audit, investigation, settlement or review of the Partnership,

(x) expenses of any meetings of the Partners; and

(xi) expenses of any meetings of the Advisory Committee and out-of-pocket expenses reasonably incurred by members of the Advisory Committee in carrying out their functions for the Partnership.

(b) In addition to all Partnership Expenses, the Partnership shall bear and be charged with all Organizational Expenses and shall promptly reimburse the General Partner or the GP Company, as the case may be, to the extent that any Organizational Expenses are paid by such entities.

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Amended and Restated Agreement of Limited Partnership

6.3 Insurance Coverage. The Partnership shall obtain and maintain insurance coverage with respect to the business and activities of the Partnership, the General Partner and the GP Company in such amounts as the General Partner determines in its sole discretion.

ARTICLE VII
Books and Records; Reports and Other Financial, Legal and Tax Matters

7.1 Books and Records.

(a) The General Partner shall keep or cause to be kept, until the third anniversary of the dissolution of the Partnership, complete and appropriate records and books of account. Except as otherwise expressly provided herein, such books and records shall be maintained on a basis which allows for the proper preparation of the Partnership’s financial statements and tax returns.

(b) The names of all Persons admitted as Partners and their status as General Partner or a Limited Partner shall be maintained in the records of the Partnership.

(c) Any Limited Partner or its duly authorized representatives shall be permitted, upon reasonable advance notice to the General Partner, to inspect the books and records of the Partnership for any proper purpose and make copies thereof and obtain any information reasonably requested by such Limited Partner consistent with reasonable confidentiality restrictions imposed by the General Partner during normal business hours.

7.2 Financial Reports and Tax Information.

(a) Within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Partnership, and within 90 days after the end of each Fiscal Year of the Partnership (subject in both cases to reasonable delays in the event of the late receipt of any necessary financial statements), the General Partner shall send, or cause to be sent, to each Person who was a Partner during such period the following financial statements for the Partnership prepared in accordance with generally accepted accounting principles, consistently applied,

(i) a balance sheet as of the end of such period;

(ii) a statement of income or loss and a statement of Partners’ capital for such period;

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Amended and Restated Agreement of Limited Partnership

(iii) a statement of cash flows; and

(iv) a statement of changes in Partners’ equity; and

(b) Within 90 days after the end of each Fiscal Year of the Partnership (subject to reasonable delays in the event of the late receipt of any necessary financial statements), the General Partner shall send, or cause to be sent, to each Person who was a Partner during such period any tax information necessary for the Partners’ completion of their respective U.S. federal, state and local tax returns, including copies of Schedule K-1 (Partner’s Share of Income, Credits, Deductions, etc.).

7.3 Partner Meetings; Voting and Consent.

(a) The General Partner may in its sole discretion call a meeting of the Partnership and it shall promptly call a special meeting if a Required Interest of Limited Partners so request. The General Partner shall give at least 21 days’ notice (but not more than 60 days’ notice) of the time and place of any meeting to each Limited Partner, which notice shall set forth the agenda for such meeting; provided, if the General Partner fails to provide such notice within 15 days after the Limited Partners request for a special meeting in accordance with the foregoing, any Limited Partner who was party to such request may give notice of such special meeting to each Partner.

(b) Any action required to be, or which may be, taken at any meeting by the Partners may be taken in writing without a meeting if consents thereto are given by the General Partner and Limited Partners holding Interests in an amount not less than the amount that would be necessary to take such action at a meeting.

(c) A Limited Partner may vote at any meeting either in person or by a proxy which such Limited Partner has duly executed in writing. The General Partner may permit Persons other than Partners to participate in any meeting; provided, no such Person shall be entitled to vote.

(d) The chairman of any meeting of the Partners shall be a Person affiliated with and designated by the General Partner. A Person designated by the General Partner shall keep written minutes of all of the proceedings and votes of any meeting.

(e) The General Partner may set in advance a record date for determining the Limited Partners entitled to notice of and to vote at any meeting or entitled to express consent to any action in writing without a meeting. No record date shall be less than 10 nor more than 60 days prior to the date of any meeting to which such record date relates nor more than 10 days after the date of any notice by the General Partner seeking any action by written consent.

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Amended and Restated Agreement of Limited Partnership

7.4 Fiscal Year. The fiscal year (“Fiscal Year”) of the Partnership shall be the calendar year or, in the case of the first and last fiscal years of the Partnership, the fraction thereof commencing on the Effective Date or ending on the date on which the winding up of the Partnership is completed, as the case may be. The taxable year of the Partnership shall be determined under section 706 of the Code. The General Partner shall have the authority to change the ending date of the Fiscal Year if the General Partner shall determine that such change is reasonably necessary or appropriate, provided that the General Partner shall promptly give notice of any such change to the Limited Partners.

7.5 Tax Elections. The Partnership shall make the following elections on the appropriate tax returns:

(a) to adopt the calendar year as the Partnership’s fiscal year;

(b) to adopt the accrual method of accounting and to keep the Partnership’s books and records on the income-tax method;

(c) if a distribution of Partnership property as described in Section 734 of the Code occurs or if a transfer of a Partnership Interest as described in Section 743 of the Code occurs, on request by notice from any Partner, to elect, pursuant to Section 754 of the Code, to adjust the basis of Partnership properties;

(d) to elect to amortize the organizational expenses of the Partnership ratably over a period of 60 months as permitted by Section 709(b) of the Code; and

(e) any other election the General Partner may deem appropriate and in the best interests of the Partners.

Neither the Partnership nor any Partner or Assignee may make an election for the Partnership to be excluded from the application of the provisions of Subchapter K of Chapter 1 of Subtitle A of the Code or any similar provisions of applicable state law. Upon the transfer of all or a portion of a Partner’s Interest in accordance with the terms of this Agreement, the General Partner shall file on behalf of the Partnership, upon any affected Partner’s request, an election under section 754 of the Code and in accordance with applicable Treasury Regulations to cause the basis of the Partnership property to be adjusted for federal income tax purposes as provided by section 743 or 734 of the Code.

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Amended and Restated Agreement of Limited Partnership

ARTICLE VIII
Transfers and Withdrawals

8.1 Transfers by the General Partner. Without the consent of a Required Interest of the Limited Partners, the General Partner shall not have the right to Transfer its interest as the general partner of the Partnership; provided that, without the consent of any of the Limited Partners, the General Partner may Transfer its interest as the general partner of the Partnership to one of its Affiliates so long as such Affiliate is controlled, directly or indirectly, by the same Person or Persons that control the General Partner immediately prior to such Transfer. In the event of an assignment or other Transfer of all of its interest as a general partner of the Partnership in accordance with this Section 8.1, the General Partner’s assignee or transferee shall be substituted in its place as general partner of the Partnership and immediately thereafter the General Partner shall withdraw as a general partner of the Partnership.

8.2 Transfers by the Limited Partners.

(a) A Limited Partner may not Transfer its Interest in whole or in part to any Person without the prior written consent of the General Partner, which consent, solely in the case of a proposed Permitted Transfer, shall not be unreasonably withheld, and in other cases may be withheld in the sole discretion of the General Partner; provided, the General Partner may withhold its consent to any Permitted Transfer (and any such withholding of consent shall be deemed to have been reasonably withheld) (i) if, in the General Partner’s reasonable judgment the creditworthiness of the proposed Permitted Transferee is unsatisfactory in light of the obligations under this Agreement, (ii) if the General Partner reasonably believes that such Transfer would not be within (or would cause the Partnership to fail to qualify for) one or more of the safe harbors described in paragraphs (e), (f), (g), (h), or (j) of Treasury Regulation section 1.7704-1 or otherwise poses a material risk that the Partnership will be treated as a “publicly traded partnership” within the meaning of section 7704 of the Code and the regulations promulgated thereunder, (iii) if such proposed Permitted Transferee’s ownership of the Limited Partner’s Interest is reasonably likely to constitute beneficial ownership by more than one Person for purposes of Section 3(c)(1) of the 1940 Act, (iv) if the General Partner reasonably believes such proposed Permitted Transfer may cause all or any portion of the assets of the Partnership to constitute “plan assets” under ERISA or the Code or (v) if such proposed Permitted Transferee is not able to make the representations, warranties and covenants substantially similar to those made by the subscribers in the Subscription Agreements. Any such Transfer for which the General Partner has given consent (including those to Affiliates) shall be effected by the execution and delivery (by the transferor and transferee) of an instrument requiring (A) the transferor and transferee to make representations, warranties and covenants similar to those made by the subscribers in the Subscription Agreements, (B) a legal opinion in form and from counsel reasonably acceptable to the General Partner as to certain customary matters including (I) that such Transfer is in compliance with applicable federal and state securities laws, (II) that such proposed Transfer does not cause the Partnership to fail to qualify for one or more of the safe harbors described in paragraphs (e), (f), (g), (h), or (j) of Treasury Regulation Section 1.7704-1 or otherwise pose a material risk that the Partnership will be treated as a “publicly traded partnership” within the meaning of section 7704 of the Code and the regulations promulgated thereunder, (III) that such Transfer does not result in more beneficial owners under Section 3(c)(1) of the 1940 Act than existed before giving effect to the Transfer, (IV) that such Transfer would not cause all or any portion of the assets of the Partnership to constitute “plan assets” under ERISA or the Code and (V) that such Transfer would not cause the Partnership to lose its status as a partnership for federal income tax purposes; provided, the General Partner may, in its sole discretion, waive or alter the opinions required to be given and (C) the proposed transferee to assume all obligations of the proposed transferor including all obligations with respect to Unfunded Commitments.

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Amended and Restated Agreement of Limited Partnership

(b) Each Transferring Limited Partner agrees that it will pay, or it will cause the transferee to pay, all reasonable expenses, including attorneys’ fees, incurred by the Partnership in connection with Transfer of an Interest by such Limited Partner.

(c) The General Partner shall prohibit any Transfer or Admission (and shall not recognize any such Transfer or Admission) if the General Partner reasonably believes that such Transfer or Admission would not be within (or would cause the Partnership to fail to qualify for) one or more of the safe harbors described in paragraphs (e), (f), (g), (h), or (j) of Treasury Regulation Section 1.7704-1 or otherwise poses a material risk that the Partnership will be treated as a “publicly traded partnership” within the meaning of section 7704 of the Code and the regulations promulgated thereunder.

(d) A Transfer that is made in violation of this Section 8.2 shall be null and void ab initio and, if not cured to the satisfaction of the General Partner within 10 days after notice from the General Partner, the transferring Partner shall be deemed a Defaulting Partner and the provisions of Section 3.4 shall apply as if the transferring Partner had failed to make a Capital Contribution.

8.3 Withdrawals Generally.

(a) The General Partner may, in its sole discretion, allow any Limited Partner (other than the General Partner) to withdraw from the Partnership and, upon such withdrawal, the General Partner may terminate such Partner’s Commitment and may cause the Partnership to distribute to such Limited Partner an amount of cash equal to the positive balance, if any, of such Limited Partner’s Capital Account.

(b) Except as expressly provided in this Agreement, no Partner shall have the right to withdraw from the Partnership or to withdraw any part of its Capital Account or Capital Contributions.

8.4 Removal of the General Partner.

(a) At any time after the General Partner ceases to be an Affiliate of the GP Company or the Management Principal, the General Partner may be removed with the written consent of the greater of a Required Interest of Limited Partners or a majority in interest of Limited Partners as specified in Internal Revenue Service Revenue Procedure 94-46 (or any successor thereto). Any such action for removal also must provide for the selection of a new General Partner. The new General Partner so selected shall be admitted to the Partnership as a General Partner with such Percentage Interest and such other rights and interests in the Partnership as the Limited Partners making such selection may specify, but only if such new General Partner shall have made such Capital Contribution as such Limited Partners may specify and only if such new General Partner shall have executed and delivered to the Partnership a document including such new General Partner’s acceptance of all the terms and provisions of this Agreement, an agreement to perform and discharge timely all of its obligations and liabilities hereunder and its address for notice hereunder. Such removal shall be effective only immediately subsequent to such admission. In addition, the new General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such new General Partner’s admission, the new General Partner’s interest in all Partnership distributions and allocations shall be its Percentage Interest. Except as expressly set forth in this Section 8.4(a), the Limited Partners shall have no right to remove the General Partner.

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Amended and Restated Agreement of Limited Partnership

(b) Immediately following the admission of the new General Partner in accordance with Section 8.4(a), the removed General Partner shall become a Limited Partner and its general partner interest and all of its other rights and interests in Partnership allocations and distributions (collectively, the “Combined Interest”) shall be converted into an Interest, without reduction in such Combined Interest (but subject to proportionate dilution by reason of the admission of the new General Partner). The Percentage Interest attributable to such Interest shall be determined by mutual agreement of the removed General Partner and the Advisory Committee. If the removed General Partner and the Advisory Committee cannot so agree, then such Percentage Interest shall be determined by an independent investment advisor or investment banker with reasonable experience in the oil and gas exploration and production industry that is selected by mutual agreement of the removed General Partner and the Advisory Committee. In making its determination, such independent investment advisor or investment banker may consider any factors it may deem relevant and its determination shall be final and binding on the removed General Partner and the Limited Partners. The costs and expenses of such independent investment advisor or investment banker shall be borne by the Partnership. For purposes of this Agreement, conversion of the Combined Interest of the removed General Partner to an Interest will be characterized as if the removed General Partner contributed its Combined Interest to the Partnership in exchange for the newly issued Interest. The new General Partner shall indemnify the removed General Partner as to all debts and liabilities of the Partnership arising on or after the date on which the removed General Partner becomes a Limited Partner.

ARTICLE IX
Dissolution, Winding Up and Termination of the Partnership

9.1 Dissolution. The existence of the Partnership shall continue until the Partnership is dissolved and subsequently terminated, which dissolution shall occur upon the first to occur of any of the following events (each, an “Event of Dissolution”):

(a) the expiration of the term of the Partnership set forth in Section 2.7;

(b) after the Commitment Period, at the time all of the Portfolio Investments have been Disposed of;

(c) at any time upon the determination by the General Partner in its sole discretion; or

(d) at any time after the General Partner ceases to be an Affiliate of the Management Principal or the GP Company, upon the approval of a Required Interest of the Limited Partners.

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Amended and Restated Agreement of Limited Partnership

9.2 Winding-up. Upon the occurrence of an Event of Dissolution, the Partnership shall be wound up and liquidated. The General Partner or, if there is no general partner, a liquidator appointed by a Majority in Interest of the Limited Partners, shall proceed with the Dissolution Sale and the Final Distribution. In the Dissolution Sale, the General Partner or such liquidator shall use its commercially reasonable efforts to reduce to cash and cash equivalent items such assets of the Partnership as the General Partner or such liquidator shall deem it advisable to sell, subject to obtaining fair value for such assets and any tax or other legal considerations (including legal restrictions on the ability of a Limited Partner to hold any assets to be distributed in kind).

9.3 Final Distribution. After the Dissolution Sale, the proceeds thereof and all other assets of the Partnership shall be distributed (the “Final Distribution”) in one or more installments in the following order of priority:

(a) to the payment of the expenses of the winding-up, liquidation and dissolution of the Partnership;

(b) to pay all creditors of the Partnership, including, in accordance with the terms agreed among them and otherwise on a pro rata and pari passu basis, Partners who are creditors;

(c) to establish reserves, in amounts reasonably established by the General Partner or such liquidator, to meet other liabilities of the Partnership other than to the Partners or former Partners in respect of distributions owing to them hereunder.

The remaining proceeds, if any, plus any remaining assets of the Partnership, shall be applied and distributed to the Partners as soon as practicable, in accordance with the positive balances of the Partners’ Capital Accounts, as determined after taking into account all adjustments to Capital Accounts for the Partnership taxable year during which the liquidation occurs. For purposes of the application of this Section 9.3 and determining Capital Accounts on liquidation, all Unrealized Gain, Unrealized Loss and accrued income and deductions of the Partnership shall be treated as realized and recognized immediately before the date of distribution.

9.4 Termination of the Partnership. Upon the completion of the dissolution and winding-up of the Partnership and the distribution of all Partnership assets, the Partnership’s affairs shall terminate and the Partnership shall cause to be executed and filed a Certificate of Cancellation of the Certificate pursuant to the Act, as well as any and all other documents required to effectuate the termination of the Partnership.

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Amended and Restated Agreement of Limited Partnership

ARTICLE X
Exculpation and Indemnification

10.1 Exculpation.

(a) The General Partner shall be subject to all of the liabilities of a general partner in a partnership without limited partners; provided, however that to the fullest extent permitted by law, none of the General Partner, the Management Principal, the GP Company, the Advisory Committee Members and any members, partners, officers, directors, shareholders or managers of same and any individual acting on behalf of any other Person at the request of the General Partner in any capacity similar to the foregoing (each, an “Indemnified Party”), shall be liable to the Partnership or to any Limited Partner for any act or omission taken or suffered by such Indemnified Party in connection with the conduct of the affairs of the Partnership or the General Partner or otherwise in connection with this Agreement or the matters contemplated herein, except to the extent such act or omission constituted bad faith or willful misconduct or, in the case of a criminal matter, such Indemnified Party acted with knowledge that such act or omission was criminal.

(b) Except as expressly set forth in this Agreement, neither the General Partner nor any other Indemnified Party shall have any duties or liabilities, including fiduciary duties, to the Partnership or any Limited Partner or Assignee and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnified Party otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner or such other Indemnified Party.

(c) To the extent that, at law or in equity, an Indemnified Party has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnified Party acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement.

(d) The General Partner may consult with legal counsel and accountants selected by it and any act or omission suffered or taken by it on behalf of the Partnership or in furtherance of the interests of the Partnership in good faith in reliance upon and in accordance with the advice of such counsel or accountants shall be full justification for any such act or omission, and the General Partner shall be fully protected and held harmless in so acting or omitting to act provided that such counsel or accountants were selected with reasonable care.

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Amended and Restated Agreement of Limited Partnership

10.2 Indemnification.

(a) To the fullest extent permitted by law, the Partnership shall indemnify, defend and hold harmless each of the Indemnified Parties from and against any and all claims (including derivative claims brought by or in the right of the Partnership), liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged or threatened claim) of any nature whatsoever, known or unknown, liquidated or unliquidated, that are incurred by any Indemnified Party and arise out of or in connection with the affairs of the Partnership, or the performance by such Indemnified Party of any of the General Partner’s responsibilities hereunder or otherwise in connection with the matters contemplated herein; provided that an Indemnified Party shall be entitled to indemnification hereunder only to the extent that such Indemnified Party’s conduct does not constitute bad faith or willful misconduct or, in the case of a criminal matter, such Indemnified Party did not act with knowledge that such conduct was criminal. The termination of any proceeding by settlement, judgment, order, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such Indemnified Party’s conduct constituted bad faith or willful misconduct. The satisfaction of any indemnification and any holding harmless pursuant to this Section 10.2(a) shall be from and limited to Partnership assets, and no Partner shall have any personal liability on account thereof beyond the amount of its Unfunded Commitment.

(b) In addition, in the sole discretion of the General Partner, the Partnership may indemnify and hold harmless any Person to the same extent provided in the first sentence of Section 10.2(a) by reason of such Person’s status as (i) an employee, agent, trustee or other Affiliate of the Partnership, the General Partner or the GP Company or (ii) a Person serving at the request of the General Partner in another Person in a capacity similar to those referred to in clause (i) of this sentence, provided that in each case such Person’s conduct does not constitute bad faith or willful misconduct or, in the case of a criminal matter, such Person did not act with knowledge that such conduct was criminal. Any Person so indemnified and held harmless pursuant to the immediately preceding sentence shall be deemed an “Indemnitee” for purposes of this Section 10.2.

(c) Expenses reasonably incurred by an Indemnified Party in defense or settlement of any claim that may be subject to a right of indemnification hereunder shall be advanced by the Partnership prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the Indemnified Party to repay such amount to the extent that it shall be determined ultimately that such Indemnified Party is not entitled to be indemnified hereunder.

(d) The right of any Indemnified Party to the indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which such Indemnified Party may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Indemnified Party’s heirs, successors, assigns and legal representatives.

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Amended and Restated Agreement of Limited Partnership

(e) Except as provided below in this Section 10.2(d), each Indemnified Party shall be permitted to engage counsel of its choice, at the Partnership’s expense, which counsel shall be reasonably acceptable to the Partnership, in connection with any matter covered by the Partnership’s indemnity obligations described in Section 10.2(a). In any action, suit or proceeding against multiple Indemnified Parties, such Indemnified Parties shall jointly employ, at the expense of the Partnership, counsel of the Indemnified Parties’ choice, which counsel shall be reasonably satisfactory to the Partnership, in such action, suit or proceeding; provided, that if retention of joint counsel by such Indemnified Parties would create a conflict of interest, each Indemnified Party whose participation in such joint representation would cause such a conflict shall have the right to employ, at the expense of the Partnership, separate counsel of the respective Indemnified Party’s choice, which counsel shall be reasonably satisfactory to the Partnership in such action, suit or proceeding; provided further, that if any indemnitor shall acknowledge in writing its liability to the Indemnified Party for any action, suit or proceeding brought by a third party in connection with which any Indemnified Party is seeking indemnification, then such indemnitor shall be entitled to select the counsel to defend such action, suit or proceeding, subject to the approval of the Indemnified Party, which approval shall not be unreasonably withheld.

(f) If this Article X or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Partnership shall nevertheless indemnify and hold harmless each Person indemnified pursuant to this Article X as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settle-ment with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article X that shall not have been invali-dated and to the fullest extent permitted by law.

ARTICLE XI
Miscellaneous

11.1 Amendments.

(a) Except as required by law, this Agreement (including the Exhibits hereto) may be amended or supplemented by the written consent of the General Partner and a Majority in Interest of the Limited Partners; provided that, other than as expressly provided in this Agreement, no such amendment shall:

(i) increase any Limited Partner’s Commitment, reduce its share of the Partnership’s distributions, income and gains, or increase its share of the Partnership’s losses, without, in each case, the written consent of each Limited Partner so affected;

(ii) change the percentage of interests of Limited Partners necessary for any consent required hereunder to the taking of an action unless such amendment is approved by Limited Partners who then hold interests equal to or in excess of such percentage interest for the subject of such proposed amendment; or

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Amended and Restated Agreement of Limited Partnership

(iii) amend this Section 11.1 without the consent of each Limited Partner.

(b) Notwithstanding anything in Section 11.1(a) to the contrary, this Agreement may be amended by the General Partner without the consent of the Limited Partners to (i) change the name of the Partnership pursuant to Section 2.2 hereof, (ii) correct any printing, stenographic or clerical error or omissions, provided that such amendment does not materially adversely affect the Interests of any of the Limited Partners (other than those Limited Partners who approve such amendment), or (iii) reflect (A) additional Limited Partners admitted and additional Commitments made at any Subsequent Closing, (B) changes to any Commitments and the identity of the Partners as a result of a Transfer of an Interest made in accordance with this Agreement and (C) changes to the Commitments or identity of the Parties as a result of the default of any Partner to make a Capital Contribution when required under this Agreement or under the circumstances described in Section 3.4(d).

(c) Notwithstanding anything in Section 11.1(a) to the contrary, the General Partner shall have the right to amend this Agreement without the approval of any other Partner to the extent the General Partner reasonably determines, based upon written advice of tax counsel to the Partnership, that the amendment is necessary to provide assurance that the Partnership will not be treated as a “publicly traded partnership,” because it is entitled to “safe harbor” treatment under section 7704 of the Code and the regulations promulgated thereunder; provided, (i) such amendment shall not change the relative economic interests of the Partners, reduce any Partner’s share of distributions, or increase any Partner’s Commitment or its liability hereunder and (ii) the General Partner provides a copy of such written advice and amendment to the Limited Partners at least ten days prior to the effective date of any such amendment and a Majority in Interest of the Limited Partners shall not have made a reasonable objection to such amendment prior to the effective date of such amendment.

11.2 Entire Agreement. This Agreement, the Subscription Agreements, and the other agreements referred to herein constitute the entire agreement among all of the Partners with respect to the subject matter hereof and supersede any prior agreement or understanding among or between them with respect to such subject matter. The representations and warranties of the Limited Partners in, and the other provisions of, the Subscription Agreements shall survive the execution and delivery of this Agreement.

11.3 Severability. Each provision of this Agreement shall be considered severable and if for any reason any provision which is not essential to the effectuation of the basic purposes of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable and contrary to the Act or existing or future applicable law, such invalidity shall not impair the operation of or affect those provisions of this Agreement which are valid. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of any applicable law, and in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.

Hall-Houston Exploration II, L.P.
Amended and Restated Agreement of Limited Partnership

11.4 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (a) delivered or mailed, registered mail, first-class postage paid or (b) transmitted via facsimile, if to any Partner, at such Partner’s address, or to such Partner’s facsimile number, set forth on such Partner’s Subscription Agreement, and if to the Partnership, to the General Partner at 4605 Post Oak Place, Suite 100, Houston, Texas 77027, Attention: Brad Bynum, facsimile number (713) 333-0976, or to such other person or address as any Partner shall have last designated by notice to the Partnership, and in the case of a change in address by the General Partner, by notice to the Limited Partners. Any notice shall be deemed to have been duly given if personally delivered or sent by the mails or by facsimile transmission confirmed by letter and will be deemed received, unless earlier received, (i) if sent by certified or registered mail, return receipt requested, when actually received, (ii) if sent by overnight mail or courier, when actually received, (iii) if sent by facsimile transmission, on the date sent if receipt is confirmed by telephone, and (iv) if delivered by hand, on the date of receipt.

11.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflict-of-laws rule or principle that might refer the construction or interpretation of this Agreement to the laws of another State. In particular, the Partnership is formed pursuant to the Act, and the rights and liabilities of the Partners shall be as provided therein, except as herein otherwise expressly provided.

11.6 Jurisdiction; Venue. Any action or proceeding against the parties relating in any way to this Agreement may be brought and enforced in the courts of the State of Texas located in Harris County and, to the extent subject matter jurisdiction exists therefor, in the courts of the United States for the Southern District of Texas, and the parties irrevocably submit to the exclusive jurisdiction of the foregoing courts in respect of any such action or proceeding. The parties irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of venue of any such action or proceeding in the courts of the State of Texas located in Harris County or the United States District Court for the Southern District of Texas, and any claim that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

11.7 Successors and Assigns. Except with respect to the rights of Indemnified Parties hereunder, none of the provisions of this Agreement shall be for the benefit of or enforceable by the creditors of the Partnership or any other Person, and, subject to compliance with the transfer restrictions contained in this Agreement, this Agreement shall be binding upon and inure to the benefit of the Partners, and their legal representatives, heirs, successors and permitted assigns.

Hall-Houston Exploration II, L.P.
Amended and Restated Agreement of Limited Partnership

11.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall constitute one and the same instrument.

11.9 Interpretation. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine or the neuter gender shall include the masculine, the feminine and the neuter.

11.10 Headings. The section headings in this Agreement are for convenience of reference only, and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

11.11 Confidentiality. Each Limited Partner will maintain the strict confidentiality of information that is non-public information furnished by the General Partner regarding the General Partner and the Partnership (including (a) information regarding any Portfolio Investment and (b) the identity of any Limited Partner) received by such Limited Partner pursuant to this Agreement, except (i) as otherwise reasonably requested or required by governmental regulatory agencies, self-regulating bodies, law, legal process, or litigation in which such Limited Partner is a defendant, plaintiff or other named party and (ii) as such Limited Partner furnishes to its Affiliates, legal, accounting and other professional advisors; provided that such Limited Partner shall be liable to the Partnership and the General Partner for any such Affiliate’s or any such legal, accounting or other professional advisor’s failure to comply with the terms of this Section 11.11.

11.12 Employees. Notwithstanding anything to the contrary in this Agreement, the General Partner may, in its discretion, waive in whole or in part for the benefit of any Qualified Employee the provisions of this Agreement that would burden such Qualified Employee’s distributions with any distributions to the General Partner pursuant to Sections 4.5(a)(i), (ii) or (iii). If the General Partner waives in whole or in part any of such provisions, all other provisions of this Agreement shall be construed in a manner that takes into account such waiver.

Hall-Houston Exploration II, L.P.
Amended and Restated Agreement of Limited Partnership

11.13 Legal Counsel. Vinson & Elkins L.L.P. (“Legal Counsel”) is counsel to the General Partner and the GP Company. The General Partner may execute on behalf of the Partnership any consent to the representation of the Partnership that Legal Counsel may request pursuant to the rules of professional conduct or similar rules in any jurisdiction. Each Limited Partner acknowledges that Legal Counsel does not represent any Limited Partner in its capacity as a Limited Partner and that Legal Counsel shall owe no duties directly to a Limited Partner in its capacity as such. Each Limited Partner further acknowledges that, whether or not Legal Counsel has in the past represented or is currently representing such Limited Partner with respect to other matters, Legal Counsel has not represented the interests of any Limited Partner in the preparation and negotiation of this Agreement or any agreement delivered in connection herewith. Each Limited Partner hereby consents to Legal Counsel representing the Partnership, the General Partner, the GP Company or any of their respective Affiliates in any matter relating to the governance and affairs of the Partnership.

[signature page follows]

Hall-Houston Exploration II, L.P.
Amended and Restated Agreement of Limited Partnership

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of April 21, 2006.

GENERAL PARTNER:

HHEP GP II, L.P.

By:	Hall-Houston Exploration Partners, L.L.C.,
its General Partner

	By:	/s/ Gary L. Hall
	Name:	Gary L. Hall
	Title:	President and Chief Executive Officer

LIMITED PARTNERS:

By the General Partner as attorney-in-fact for all Limited Partners now and hereafter admitted pursuant to powers of attorney now and hereafter granted to the General Partner in the Subscription
Agreement between each such Limited Partner and the Partnership:

HHEP GP II, L.P.

By:	Hall-Houston Exploration Partners, L.L.C.,
its General Partner

	By:	/s/ Gary L. Hall
	Name:	Gary L. Hall
	Title:	President and Chief Executive Officer

Hall-Houston Exploration II, L.P.
Amended and Restated Agreement of Limited Partnership
Signature Page

SCHEDULE A

PARTNERS AND COMMITMENTS

[OMITTED]

Hall-Houston Exploration II, L.P.
Amended and Restated Agreement of Limited Partnership
Schedule A - Partners and Commitments

EXHIBIT A

DEFINED TERMS

“1940 Act” means the Investment Company Act of 1940, as amended, as the same may be further amended from time to time.

“Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del. Code § 17-101 et seq., as the same may be amended from time to time.

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each fiscal year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all deductions in respect of depletion that, as of the end of the fiscal year, are expected to be made to such Partner’s Capital Account in respect of the oil and gas properties of the Partnership, (ii) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Partner in subsequent years under sections 704(e)(2) and 706(d) of the Code and Treasury Regulation section 1.751-1(b)(2)(ii), and (iii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner's Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Sections 4.2(d)(i) or 4.2(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 4.1(d)(i) or 4.1(d)(ii).

“Admission” means the admission of an Assignee as a Limited Partner.

“Affiliate” means, with respect to any Person, (a) any Person directly or indirectly controlling, controlled by or under common control with such Person and (b) any Person who, from time to time, is (i) an officer or director of such Person or (ii) a spouse, a parent, a sibling or a child of such Person, and (c) any Person that, directly or indirectly, is the beneficial owner of 25% or more of any class of equity securities or other ownership interests of such Person or of which such Person is directly or indirectly the owner of 25% or more of any class of equity securities or other ownership interests.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 4.1.

Hall-Houston Exploration II, L.P.
Amended and Restated Agreement of Limited Partnership
Exhibit A – Defined Terms

“Agreed Value” of any Contributed Property means the fair market value of such property at the time of contribution as agreed by the Partners.

“Assignee” means any Person that receives any Interest in connection with an Involuntary Transfer; provided, such Person shall cease to be an Assignee if such person is admitted as a Limited Partner by the General Partner.

“Assumed Tax Liability” has the meaning given to such term in Section 4.6.

“Business Day” means a day which is not a Saturday, Sunday or a day on which banks in Houston, Texas are generally closed.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 4.1.

“Capital Contribution” means as to any Partner at any time, the aggregate amount of capital actually contributed (or deemed contributed in the case of the General Partner or the Initial Limited Partner) to the Partnership by such Partner pursuant to Sections 3.2(a), 3.2(b) and 3.3 on or prior to such time.

“Carrying Value” means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, depletion, amortization and cost recovery deductions charged to the Partners’ Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Partnership assets, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Sections 4.1(d)(i) and 4.1(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership assets.

“Code” means the Internal Revenue Code of 1986, as the same may be amended from time to time.

“Co-Investment Opportunity” means the portion of any Portfolio Investment, or any potential transaction that, if consummated, would constitute a Portfolio Investment, that the General Partner elects not to pursue for the Partnership’s account.

“Commitment” means, as to any Partner, the amount set forth in Schedule A hereto as its “Commitment,” as such amount may be increased from time to time by such Partner at a Subsequent Closing or reduced by reason of a Transfer of all or part of an Interest or by reason of actions taken pursuant to Section 3.4.

“Commitment Period” means the period from the Effective Date through the earlier of (a) the Expiration Date and (b) the date on which the obligation of Limited Partners to make Capital Contributions for Portfolio Investments is terminated as provided in Section 3.1(b).

Hall-Houston Exploration II, L.P.
Amended and Restated Agreement of Limited Partnership
Exhibit A – Defined Terms

“Contributed Property” means each property or other asset, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 4.1(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 4.2(d)(viii).

“Dispose,” “Disposing” and “Disposition” shall mean a sale, assignment, transfer, gift, exchange, mortgage, pledge, grant of a security interest or other disposition or encumbrance, or the acts thereof, whether voluntarily or by operation of law.

“Dissolution Sale” means all sales and liquidations by or on behalf of the Partnership of its assets in connection with or in contemplation of the winding-up of the Partnership.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation section 1.752-2(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Expiration Date” means the third anniversary of the Effective Date, unless extended by the General Partner in accordance with this Agreement.

“Fiscal Quarter” means the calendar quarter or, in the case of the first and last fiscal quarters of the Partnership, the portion thereof commencing on the Effective Date or ending on the date on which the winding up of the Partnership is completed, as the case may be.

“Follow-On Investment” means any investment in an existing Oil and Gas Interest held by the Partnership. For purposes of this definition, the term “investment” shall include any investment of the type described in the second sentence of the definition of “Portfolio Investment.”

“Fund I” means Hall-Houston Exploration, L.P., a Delaware limited partnership.

“General Partner” means HHEP GP II, L.P., a Delaware limited partnership, and any general partner substituted therefor in accordance with this Agreement but does not include any Person who has ceased to be a General Partner in the Partnership.

“GP Company” means Hall-Houston Exploration Partners, L.L.C, a Delaware limited liability company and the general partner of the General Partner, and any successor thereto.

“Interest” means the entire limited partnership interest owned by a Limited Partner or Assignee in the Partnership at any particular time, including the right of such Limited Partner or Assignee to any and all benefits to which a Limited Partner or Assignee may be entitled as provided in this Agreement, together with the obligations of such Limited Partner or Assignee to comply with all the terms and provisions of this Agreement.

Hall-Houston Exploration II, L.P.
Amended and Restated Agreement of Limited Partnership
Exhibit A – Defined Terms

“Involuntary Transfer” means a Transfer resulting from the death, incompetence, insolvency, bankruptcy, involuntary termination, involuntary dissolution or liquidation of any Person.

“Limited Partners” means the parties shown as limited partners on the books and records of the Partnership, including any Person who has been admitted to the Partnership as a substituted or additional Limited Partner in accordance with this Agreement but does not include any Person who has ceased to be a Limited Partner in the Partnership.

“Majority in Interest” means, with respect to any group of specified Partners, those of such Partners holding more than 50% of the total Commitments of all such Partners.

“Management Principal” means Gary L. Hall.

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership's Carrying Value of such property (as adjusted pursuant to Section 4.1(d)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under section 752 of the Code.

“Net Income” means, for any taxable period, the excess if any, of the Partnership’s items of income and gain for such taxable period over the Partnership’s items of loss and deduction for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 4.1 and shall not include any items allocated under Sections 4.2(d)(i) - 4.2(d)(viii). Once an item of income, gain, loss or deduction that has been included in the initial computation of Net Income is subjected to a Required Allocation or a Curative Allocation, Net Income or Net Loss, whichever the case may be, shall be recomputed without regard to such item.

“Net Loss” means, for any taxable period, the excess if any, of the Partnership’s items of loss and deduction for such taxable period over the Partnership’s items of income and gain for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 4.1 and shall not include any items allocated under Sections 4.2(d)(i) - 4.2(d)(viii). Once an item of income, gain, loss or deduction that has been included in the initial computation of Net Loss is subjected to a Required Allocation or a Curative Allocation, Net Income or Net Loss, whichever the case may be, shall be recomputed without regard to such item.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditures (described in section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation section 1.704-2(b), are attributable to a Nonrecourse Liability.

Hall-Houston Exploration II, L.P.
Amended and Restated Agreement of Limited Partnership
Exhibit A – Defined Terms

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation section 1.752-1(a)(2).

“Offshore U.S. Gulf of Mexico” means the federal waters of the Gulf of Mexico.

“Oil and Gas Interest” means any right, title, or interest (or contractual right to acquire any right, title, or interest) in, to and under any oil, gas, or other mineral lease or any other interest in oil and gas, including prospects, leases, wells, mineral rights, working interests, royalties, overriding royalties, net profits interests, production payments, farm-ins, rights-of-way, easements, licenses and permits and also including any right, title or interest (or contractual right to acquire and right, title or interest) in any geological or geophysical data related to any of the foregoing.

“Onshore U.S. Gulf Coast” means the States of Texas, Louisiana, Mississippi, Alabama and Florida and the State waters adjacent thereto.

“Organizational Expenses” means all out-of-pocket costs and expenses in connection with the formation and organization of the Partnership and any related entities (including any reimbursements to Fund I as contemplated by Section 5.4(a)(i)) and the offering of interests in the Partnership, including any related legal and accounting fees.

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

“Partners” means the General Partner and the Limited Partners.

“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation section 1.704-2(d).

“Past Due Rate” means the lesser of (a) the per annum prime rate published in the Wall Street Journal or, if no such rate is published therein, the rate quoted from time to time by a New York money center bank selected by the General Partner plus 4% and (b) the maximum non-usurious rate of interest permitted by applicable law.

“Payment Date” means a date on which the Partners are required to make Capital Contributions to the Partnership, which date (a) shall be specified in a Payment Notice delivered to each Limited Partner from which a Capital Contribution is required on such date, and (b) shall be at least 10 Business Days after the date of delivery of a Payment Notice.

Hall-Houston Exploration II, L.P.
Amended and Restated Agreement of Limited Partnership
Exhibit A – Defined Terms

“Payment Notice” means a written notice requiring Capital Contributions to the Partnership, which notice shall:

(a) specify the amount required from the Limited Partner;

(b) specify the purpose for which the Capital Contributions are required to be made; and

(c) the applicable Payment Date.

“Percentage Interest” means with respect to any Partner, the ratio of such Partner’s aggregate Capital Contributions (or deemed contribution in the case of the General Partner or the Initial Limited Partner) to the total Capital Contributions of all Partners; provided that for these purposes (but not for the purpose of determining Unfunded Commitments) the Capital Contribution of each Partner shall be adjusted to reflect any changes to the Capital Account of such Partner as a result of any sale of a Defaulting Limited Partner’s Interest pursuant to Section 3.4(d).

“Permitted Transfer” means (a) with respect to any Partner, any Transfer to (i) any member of such Partner’s immediate family, (ii) any trust, limited partnership, limited liability company or other business entity having as its principal beneficiaries or owners, such Partner or any other persons described in clause (i); and (b) any Transfer by any trust or other entity described in clause (a)(ii) preceding to its beneficiaries or owners.

“Permitted Transferee” means any Person that receives all or any portion of an Interest pursuant to a Permitted Transfer.

“Person” means any individual, partnership, corporation, limited liability company, unincorporated organization or association, trust (including the trustees thereof, in their capacity as such) or other entity.

“Portfolio Investment” means any investment by the Partnership in any Oil and Gas Interest. For purposes of this definition, the term “investment” shall include any: (i) purchase price, brokerage fees, recordation costs, title examination, title curative, reserve evaluation, environmental review and other similar fees, costs and expenses incurred in connection with any Oil and Gas Interest; (ii) costs, expenses and liabilities in connection with (a) acquiring, licensing, processing, reprocessing and evaluating geological and geophysical data regarding any Oil and Gas Interest, (b) drilling, sidetracking, deepening, completing, plugging back, recompleting and equipping any well relating to any Oil and Gas Interest, (c) plugging and abandoning any such well that is a dry hole or that otherwise is not completed as a well capable of producing in paying quantities and (d) acquiring and installing platforms, production facilities, gathering systems, pipelines and other facilities necessary to develop and operate any Oil and Gas Interest and produce, collect, store, treat, process, deliver, market, sell or otherwise dispose of production from the wells located thereon; and (iii) other costs, expenses and liabilities related to any Portfolio Investment that are capital in nature, as determined in accordance with generally accepted accounting principles.

Hall-Houston Exploration II, L.P.
Amended and Restated Agreement of Limited Partnership
Exhibit A – Defined Terms

“Preferred Return Amount” means, with respect to any Limited Partner, an amount of cumulative distributions under Section 4.5(a)(ii) that achieves a thirty percent (30%) internal rate of return on the aggregate Capital Contributions made by such Limited Partner through the particular date of determination, such internal rate of return to be calculated through the date of determination as if each such distribution (taking into account all distributions of any portion of the Preferred Return Amount) and Capital Contribution had been paid or made on the last day of the month during which it was actually paid or made. The Partners acknowledge that internal rate of return calculation methodologies differ and that different internal rate of return calculation methodologies may result in different internal rate of return results.  Accordingly, the Partners agree that the internal rate of return methodology to be used for purposes of this definition shall be the methodology that would result in the same amount as if the “IRR” function in Microsoft Excel were used.

“Pro Rata Basis” means, for purposes of determining co-investment allocations pursuant to Section 2.9, with respect to any Qualified First Closing Investor that elects to participate in a co-investment opportunity, a fraction the numerator of which is such Partner’s Commitment and the denominator of which is the sum of the Commitments of all Qualified First Closing Investors that elect to participate in such co-investment opportunity.

“Pro Rata Share” means, determined separately for each Limited Partner:

(a) for purposes of determining each Limited Partner’s Capital Contribution required to be made under Sections 3.2 or 3.3, (i) until the time that all of the Limited Partners’ (other than Qualified Employees with respect to whom the General Partner grants a waiver pursuant to Section 11.12) Unfunded Commitments have been reduced to zero, the percentage represented by the proportion that such Limited Partner’s Unfunded Commitment bears to the Unfunded Commitments of all of the Partners and (ii) from and after the time all of the Limited Partners’ (other than Qualified Employees with respect to whom the General Partner grants a waiver pursuant to Section 11.12) Unfunded Commitments have been reduced to zero, the percentage represented by the proportion that such Limited Partner’s Commitment bears to the Commitments of all of the Partners; and

(b) for purposes of determining the Capital Contribution requirement under Section 3.3(b)(i) of each Partner that is admitted as a Limited Partner at a Subsequent Closing or who increases its Commitment at a Subsequent Closing, the percentage that such Limited Partner’s Commitment (if such Limited Partner was first admitted as a Partner at such Subsequent Closing) or the incremental increase of such Limited Partner’s Commitment made at such Subsequent Closing (if such Limited Partner had previously been admitted as a Partner) represents of the sum of (i) the aggregate Commitments of each Limited Partner admitted to the Partnership at such Subsequent Closing and (ii) with respect to each Limited Partner admitted to the Partnership prior to such Subsequent Closing, the increase in the aggregate Commitments of each such Limited Partner that arises at such Subsequent Closing.

Hall-Houston Exploration II, L.P.
Amended and Restated Agreement of Limited Partnership
Exhibit A – Defined Terms

“Prospect Generating Entity” means any Person that presents oil and gas exploration prospects to the Partnership for consideration by the Partnership as potential Portfolio Investments.

“Qualified Employee” means any Limited Partner that is an employee of the General Partner or the GP Company.

“Reference Rate” means the lesser of (a) 10% per annum and (b) the maximum non-usurious rate of interest permitted by applicable law.

“Required Allocations” means any allocation (or limitation imposed on any allocation) of an item of income, gain, deduction or loss pursuant to Sections 4.2(d)(i) - 4.2(d)(vii)), such allocations being directly or indirectly required by the Treasury Regulations promulgated under section 704(b) of the Code.

“Required Interest” means, with respect to any group of specified Partners, those of such Partners holding at least 75% of the total Commitments of all of such Partners.

“Section 704(c) Items” has the meaning given that term in Section 4.3(d).

“Securities Act” means the Securities Act of 1933, as amended.

“Simulated Basis” shall mean the Carrying Value of any oil and gas property (as defined in Section 614 of the Code).

“Simulated Depletion” shall mean, with respect to each oil and gas property, a depletion allowance computed in accordance with federal income tax principles (as if the Simulated Basis of the property were its adjusted tax basis) and in the manner specified in Treasury Regulation section 1.704-1(b)(2)(iv)(k)(2). For purposes of computing Simulated Depletion with respect to any property, the Simulated Basis of such property shall be deemed to be the Carrying Value of such property, and in no event shall such allowance, in the aggregate, exceed such Simulated Basis.

“Simulated Gain” shall mean the excess of the amount realized from the sale or other disposition of an oil or gas property over the Carrying Value of such property.

“Simulated Loss” shall mean the excess of the Carrying Value of an oil or gas property over the amount realized from the sale or other disposition of such property.

“Subscription Agreement” means each Subscription Agreement entered into among the Partnership, the General Partner and each Limited Partner pursuant to which such Limited Partner subscribes to acquire an Interest and is admitted to the Partnership.

Hall-Houston Exploration II, L.P.
Amended and Restated Agreement of Limited Partnership
Exhibit A – Defined Terms

“Temporary Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within nine months from the date of acquisition thereof;

(b) without limiting the provisions of paragraph (d) below, investments in commercial paper maturing within nine months from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard & Poor’s Corporation or from Moody’s Investors Service, Inc.;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within nine months from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof and that has a combined capital and surplus and undivided profits of not less than $250,000,000;

(d) investments in commercial paper maturing within nine months from the date of acquisition thereof and issued by the holding company of any commercial bank organized under the laws of the United States of America or any State thereof that has (i) a combined capital and surplus in excess of $1,000,000,000 and a rating of at least AA or the equivalent thereof by Standard & Poor’s Corporation or at least AA or the equivalent thereof by Moody’s Investors Service, Inc. and (ii) commercial paper rated at least A-1 or the equivalent thereof by Standard & Poor’s Corporation and at least P-1 or the equivalent thereof by Moody’s Investors Service, Inc.;

(e) investments in repurchase obligations with a term of not more than seven days for underlying securities of the types described in paragraph (a) above entered into with any office of any commercial bank meeting the qualifications specified in paragraph (c) above; and

(f) other short-term investments selected by the General Partner, provided they are of at least the quality of the investments specified in (a)-(e) above.

“Temporary Investment Proceeds” means income from sources other than Portfolio Investments, net of Partnership Expenses and reserves therefor allocable to such income in accordance with Section 6.3(b).

Hall-Houston Exploration II, L.P.
Amended and Restated Agreement of Limited Partnership
Exhibit A – Defined Terms

“Transfer” including the correlative terms “Transferring,” or “Transferred” means any direct or indirect transfer, assignment, sale, gift, pledge, hypothecation or other encumbrance, or any disposition (whether voluntary or involuntary or by operation of law), or the acts of the foregoing.

“Unfunded Commitment” means, as to any Partner as of any date, an amount equal to:

(a) such Partner’s Commitment, minus

(b)  the aggregate amount of such Partner’s Capital Contributions (but not Additional Amounts) made on or prior to such date, plus

(c) any amounts distributed to such Partner pursuant to Section 3.3(b)(ii) (excluding Additional Amounts), plus

(d) any Commitment assumed by such Partner in connection with the purchase of all or a portion of another Partner’s Interest.

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 4.1(d) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 4.1(d) as of such date).

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 4.1(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 4.1(d)).

Hall-Houston Exploration II, L.P.
Amended and Restated Agreement of Limited Partnership
Exhibit A – Defined Terms